Exhibit 4.1

EXECUTION VERSION

$1,250,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 13, 2011

among

THE MANITOWOC COMPANY, INC.

The Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

DEUTSCHE BANK SECURITIES INC.

and

BANK OF AMERICA, N.A.,

as Syndication Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

NATIXIS

as Documentation Agents

J.P. MORGAN SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01	Pricing Schedule
Schedule 1.02	Existing Intercompany Notes
Schedule 2.01	Commitments
Schedule 2.04	Alternate Currency Lenders
Schedule 2.06	Existing Letters of Credit
Schedule 2.22	Mandatory Cost Rate
Schedule 3.01	Good Standing
Schedule 3.05	Real Property
Schedule 3.10	ERISA
Schedule 3.13	Subsidiaries
Schedule 3.15	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Existing Investments
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Designation Letter
Exhibit C	Form of Intercompany Note
Exhibit D	Form of Termination Letter
Exhibit E	Form of Reaffirmation

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 13, 2011, among THE MANITOWOC COMPANY, INC., the Subsidiary Borrowers party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

R E C I T A L S

A.            The Borrower, the Subsidiary Borrowers party thereto, the Existing Agent and the Existing Lenders are party to that certain Amended and Restated Credit Agreement, dated as of August 25, 2008 (as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto and Amendment No. 4 thereto, the “Existing Credit Agreement”).

B.            The Borrower, the Subsidiary Borrowers party thereto, the Administrative Agent and certain of the Existing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to reallocate the existing Commitments and make the other changes to the Existing Credit Agreement evidenced hereby.

C.            The financial institutions identified on Schedule 2.01 hereto which are not Existing Lenders wish to become “Lenders” hereunder and accept and assume the obligations of “Lenders” hereunder with the Commitments specified on Schedule 2.01 hereto.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01.          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (b) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Additional Security Documents” means security documents executed by a Credit Party pursuant to Section 2.21(a), Section 5.10 or Section 5.13.

“Additional Senior Note Documents” means the Additional Senior Note Indenture and all other documents executed and delivered with respect to the Additional Senior Notes or Additional Senior Note Indenture as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Senior Note Indenture” means the First Supplemental Indenture, dated as of February 8, 2010, issued pursuant to the Base Indenture dated as of February 8, 2010, each among the Borrower and the other parties thereto, as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Senior Notes” means the Borrower’s Senior Notes issued pursuant to the Additional Senior Note Indenture, as in effect on the Restatement Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (or, as applicable, for purposes of determining the Alternate Base Rate with respect to any ABR Borrowing) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in a Foreign Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.

“Administrative Agent” means, collectively, JPMorgan, in its capacity as administrative agent for the Lenders hereunder, and, solely relative to such Loans, J. P. Morgan Europe Limited, in its capacity as administrative agent with respect to Loans denominated in a Foreign Currency.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” means this Second Amended and Restated Credit Agreement as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternate Currency Exposure” means at any time, the aggregate principal amount of all Alternate Currency Loans outstanding at such time.  The Alternate Currency Exposure of any Lender at any time shall be its Applicable Revolver Percentage of the total Alternate Currency Exposure at such time.

“Alternate Currency Fronting Lender” means JPMorgan.

“Alternate Currency Lenders” means (a) the Alternate Currency Fronting Lender and (b) solely with respect to Alternate Currency Loans as to which any other Lender is deemed to be an Alternate Currency Lender pursuant to Section 2.04(l), each such other Lender (or Affiliate thereof).

“Alternate Currency Loan” means a loan made pursuant to Section 2.04.

“Alternate Currency Participation Exposure” means, for any Lender at any time, its Alternate Currency Exposure minus the aggregate amount of Alternate Currency Loans it holds directly.

“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount and, with respect to any Letter of Credit, whichever of the Borrowers is the account party with respect thereto.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Participation Percentage” means, as to any Participating Lender with respect to any Alternate Currency Loan made by the Alternate Currency Fronting Lender, the percentage determined by dividing such Participating Lender’s Revolving Commitment by the sum of the Revolving Commitments of the Alternate Currency Fronting Lender and each Lender which is a Participating Lender relative to such Loan.

“Applicable Prepayment Percentage” means (a) in the case of a prepayment required by Section 2.12(d), a percentage equal to (i) 75% at any time when the Consolidated Total Leverage Ratio is greater than 5.0:1.0, (ii) 50% at any time when the Consolidated Total Leverage Ratio is less than or equal to 5.0:1.0 but greater than 4.0:1.0 and (iii) 0% at any other time, (b) in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, a percentage equal to (i) 50% at any time when the Consolidated Total Leverage Ratio is greater than or equal to 5.0:1.0, and (ii) 0% at any other time and (c) in the case of any other Prepayment Event, 100%.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan or Eurocurrency Loan (other than the Term B Loan), or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in Schedule 1.01 under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio; provided, however, that for purposes of calculating the Applicable Rate with respect to ABR Loans bearing interest at the rate determined pursuant to clause (c) of the definition of Alternate Base Rate, the ABR Spread shall be additionally increased by 0.50% and (b) with respect to the Term B Loan, (i) 3.00% per annum with respect to Eurocurrency Loans and (ii) 2.00% per annum with respect to ABR Loans.

“Applicable Revolver Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Revolver Percentages shall be determined based upon the Revolving Credit Exposure of the Lenders.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC in their capacity as joint lead arrangers of this credit facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means with respect to Revolving Loans, the period from and including the Restatement Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means The Manitowoc Company, Inc., a Wisconsin corporation.

“Borrowers” means the Borrower and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term A Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (c) Term B Loans of the same Type made, converted or continued on the same date to the same applicable Borrower, (d) a Swingline Loan or (e) Alternate Currency Loans made or continued on the same date to the same Applicable Borrower in the same Foreign Currency as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“BPGR” means Manitowoc EMEA Holding Sarl (formerly known as BPGR Sarl), a French société à responsabilité limitée and Wholly-Owned Subsidiary of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (a) if such Eurocurrency Loan is denominated in Dollars, any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) if such Eurocurrency Loan is denominated in Euros, which is not a Target Day and (c) if such Eurocurrency Loan is denominated in a Foreign Currency other than Euros, any day on which commercial banks and the London foreign exchange market do not settle payments in the principal financial center where such Foreign Currency is cleared and settled as reasonably determined by the Administrative Agent.

“Buy-Back Arrangements” means arrangements whereby the Borrower or a Subsidiary of the Borrower in the ordinary course of business enters into an agreement with a customer or third party financing company (a) to guarantee to repurchase crane products at a later date at an agreed upon price or (b) to guarantee a minimum crane product residual value at the end of an underlying finance term for same including, without limitation, guarantees of minimum crane product residual value in connection with Sale-Leaseback Transactions.

“Buy-Back Obligations” means repurchase or guarantee obligations of the Borrower or its Subsidiaries arising out of Buy-Back Arrangements.  Guarantees by the Borrower or its Subsidiaries of customer payment obligations shall not constitute Buy-Back Obligations.

“CAM” means the mechanism for the allocation and exchange of interests in the Loans and collections thereunder established under Article X.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.1.

“CAM Exchange Date” means the first date after the Restatement Date on which there shall occur any event described in paragraph (h) or (i) of Article VII with respect to any of the Borrowers.

“CAM Percentage” means, as to each Lender, a fraction, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Designated Obligations owed to all the Lenders immediately prior to the CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, (a) all Designated Obligations which shall be denominated in a Foreign Currency shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date and (b) each Lender shall be deemed to hold its Applicable Revolver Percentage of all outstanding Swingline Loans, Alternate Currency Loans and L/C Disbursements.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, but in no event shall Capital Expenditures include operating leases.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the recorded capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Date) of Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of the Borrower by any Person or group or (d) a “Change of Control” as defined in the Senior Note Documents.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided however, that notwithstanding anything herein to the contrary,(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii)all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans, Term B Loans, Alternate Currency Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all US Pledge Agreement Collateral, all US Security Agreement Collateral, all UK Security Agreement Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 2.06(j).

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, including as collateral agent under the US Security Agreement and the US Pledge Agreement, as French Collateral Agent under the French Pledge Agreements, as UK Security Trustee under the UK Security Agreement and in a similar capacity under other Security Documents.

“Commitment” means either a Revolving Commitment or a Term Commitment.

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capital Lease Obligations but excluding any capitalized interest with respect thereto) by such Person and its subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of such Person.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated subsidiaries in accordance with GAAP.

“Consolidated EBIT” means, for any period, Consolidated Net Income from continuing operations for such period before deducting therefrom Consolidated Interest Expense for such period (to the extent deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income (including foreign withholding taxes imposed on interest or dividend payments and state single business, unitary or similar taxes imposed on net income) that were included in arriving at Consolidated Net Income for such period and without giving effect, without duplication, to (a) any extraordinary gains, extraordinary losses or other extraordinary non-cash charges or benefits, (b) any charges arising out of prepayments of the Senior Notes, (c) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (d) fees, expenses and charges incurred or recorded after December 31, 2010 and prior to June 30, 2011 in connection with the Transactions, (e) non-recurring cash restructuring charges (other than in connection with the Transactions or as permitted by clause (f) of this definition) incurred or recorded on or prior to December 31, 2010 in an aggregate amount up to $20,000,000 and (f) non-recurring cash restructuring charges (other than in connection with the Transactions or as permitted by clause (e) of this definition) incurred or recorded after the Restatement Date in an aggregate amount not to exceed $20,000,000 during any period of twelve consecutive months.

“Consolidated EBITDA” means, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization and depreciation that was deducted in arriving at Consolidated Net Income for such period; it being understood that in determining the Consolidated Senior Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio only, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to (i) any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period and (ii) any Subsidiary or business disposed of during such period by the Borrower or any of its Subsidiaries.

“Consolidated Indebtedness” means, at any time, an amount equal to (a) the sum of (without duplication) (i) the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person at such time in accordance with GAAP as determined on a consolidated basis, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b) and (g) of the definition of Indebtedness contained herein, (iii) the aggregate amount of all Receivables Indebtedness of the Borrower and its Subsidiaries or any SPC outstanding at such time and (iv) all Guarantees by the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i), (ii) and (iii) of this definition (including, without limitation, all Indebtedness of the Borrower and its Subsidiaries described in Section 6.01(m)), minus (b) the Offsetting Cash Amount; provided that in making any determination of “Consolidated Indebtedness” pursuant to this definition, there shall be excluded therefrom any Indebtedness of the type described in clause (b) of the definition of Indebtedness contained herein, in each case to the extent (and only to the extent) that such Indebtedness (x) is evidenced by letters of credit issued to support performance bonds of the Borrower or its Subsidiaries (but exclusive of unpaid drawings thereunder) and (y) would otherwise be included in the determination of Consolidated Indebtedness.  Buy-Back Obligations of the Borrower and its Subsidiaries shall not constitute Consolidated Indebtedness.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four fiscal quarters of the Borrower then ended.

“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof, but net of any interest income of the Borrower and its Subsidiaries for such period) plus, without duplication, that portion of Capital Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that “Consolidated Interest Expense” shall be deemed to include any discount and/or interest component in respect of any sale of accounts receivable or related rights by the Borrower or a Subsidiary regardless of whether such discount or interest would constitute interest under GAAP, in each case, on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income (or loss) from continuing operations of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that in determining Consolidated Net Income, (a) the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) for any period, any interest income of the Borrower and its Subsidiaries for such period shall be excluded.

“Consolidated Senior Indebtedness” means, at any time, the amount of all Consolidated Indebtedness at such time, less the aggregate principal amount of all such Indebtedness outstanding at such time which is subordinated to the Obligations on customary market subordination terms reasonably satisfactory to the Administrative Agent.

“Consolidated Senior Leverage Ratio” means, at any time, the ratio of (a) Consolidated Senior Indebtedness at such time to (b) Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“Consolidated Senior Secured Indebtedness” means, at any time, the amount of all Consolidated Senior Indebtedness at such time, less the aggregate principal amount of all such Indebtedness outstanding at such time which is not secured (with Indebtedness of the kind described in clause (j) of Indebtedness being deemed secured).

“Consolidated Senior Secured Leverage Ratio” means, at any time, the ratio of (a) Consolidated Senior Secured Indebtedness at such time to (b) Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“Consolidated Tangible Net Assets” means, at any time, the amount, without duplication, of the net book value of the consolidated assets of the Borrower and its Subsidiaries excluding the net book value of all such assets which would be treated as intangibles under GAAP, including without limitation deferred charges, leasehold conversion costs, franchise rights, non-compete agreements, research and development costs, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses.

“Consolidated Total Leverage Ratio” means, at any time, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004 of England and Wales.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, the Reaffirmation Agreement, the Subsidiary Guaranty, the Parent Guaranty and each Security Document.

“Credit Party” means the Borrower, each Subsidiary Guarantor and each Subsidiary Borrower.

“Customer Financing” means third party financing provided to customers of the Borrower or any of its Subsidiaries to finance such customers’ purchase of equipment and related products and services from the Borrower or a Subsidiary thereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Alternate Currency Loans or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any), to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Alternate Currency Loans, and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans, (b) unreimbursed L/C Disbursements and interest thereon and (c) fees pursuant to Section 2.13, whether or not the same shall at the time of any determination be due and payable under the terms of the Credit Documents.

“Designation Letter” means a letter in substantially the form of Exhibit B hereto.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Dollars” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Domestic Credit Party” means a Credit Party which is not a Foreign Subsidiary.

“Domestic Subsidiary” means, as to any Person, each subsidiary of such Person that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Commission” means the institution responsible for regulating competition in Europe.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the aggregate Revolving Commitment as then in effect, exceeds (b) the aggregate Revolving Credit Exposure then outstanding.

“Excess Cash Flow” means, without duplication, for the Borrower and its Subsidiaries for any period for which such amount is being determined:

(a)           Consolidated Net Income of the Borrower and its Subsidiaries adjusted to exclude any amount of gain that both (i) is included in Consolidated Net Income and (ii) results in Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.12(c), plus

(b)           the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of the Borrower and its Subsidiaries, plus

(c)           the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash, Cash Equivalents and Foreign Cash Equivalents) of the Borrower and its Subsidiaries minus Consolidated Current Liabilities (excluding (i) changes in current liabilities for borrowed money and (ii) cash, Cash Equivalents or Foreign Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.12(c)) of the Borrower and its Subsidiaries from the beginning to the end of such period), minus

(d)           the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash, Cash Equivalents and Foreign Cash Equivalents) of the Borrower and its Subsidiaries minus Consolidated Current Liabilities (excluding (i) changes in current liabilities for borrowed money and (ii) cash, Cash Equivalents or Foreign Cash Equivalents which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.12(c)) of the Borrower and its Subsidiaries from the beginning to the end of such period), minus

(e)           the amount of Consolidated Capital Expenditures of the Borrower and its Subsidiaries that are paid other than from the proceeds of Borrowings in such period, minus

(f)            scheduled repayments of principal under the Term Loans pursuant to Section 2.11 made during such period.

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan (other than a Term Loan) is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the making, issuance, amendment, renewal or extension of any Letter of Credit, Swingline Loan or Alternate Currency Loan.

“Excluded Taxes” means, with respect to any payment made by any Credit Party under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the applicable Lender’s applicable lending office is located, (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.18(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.18(a), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” shall have the meaning provided in the Recitals hereto.

“Existing Lenders” means the Lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means such letters of credit as may be outstanding under the Existing Credit Agreement on the Restatement Date that are listed on Schedule 2.06 and are designated on such date as “Existing Letters of Credit” hereunder by the Borrower with the consent of the Administrative Agent and the issuer thereof.

“External Subsidiary” means a Wholly-Owned Subsidiary of the Borrower which is not a Credit Party.

“Factoring Agreement” means a factoring, receivables purchase or similar agreement which is not entered into in connection with or as part of a Permitted Securitization or Specified Transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof, provided, however, that “FATCA” shall also include any amendments to Sections 1471 through 1474 of the Code that are substantively comparable, but only if the requirements in such amended version for avoiding the withholding are not materially more onerous than the requirements in the current version.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FIN 46 Subsidiary” means any variable interest entity which qualifies as a subsidiary of the Borrower only by virtue of being required by FASB Staff Position No. FIN 46(R)-6 — Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) or any related subsequent accounting standard to be consolidated with the Borrower for financial accounting purposes.

“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 of England and Wales.

“Foreign Cash Equivalents” means certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada or any country that is a member of the European Economic Community, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition.

“Foreign Credit Party” means a Credit Party which is a Foreign Subsidiary.

“Foreign Currency” means (a) with respect to any Alternate Currency Loan, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the applicable Alternate Currency Lenders, (b) with respect to any Revolving Loan, any currency acceptable to the Administrative Agent and each of the applicable Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, (c) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit and (d) with respect to any Swingline Foreign Currency Loan, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Swingline Lender.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means, as to any Person, each subsidiary of such Person which is not a Domestic Subsidiary.  For the avoidance of doubt, MTW County Ltd. and Enodis Limited shall for all purposes hereof be considered Foreign Subsidiaries.

“French Collateral Agent” means JPMorgan in its capacity as security agent (agent de sûretés), under the French Pledge Agreements and any of its successors or assigns.

“French Obligations” means, with respect to any Subsidiary Borrower organized under the laws of France (a “French Borrower”), all liabilities and obligations, whether actual or contingent, of any French Borrower to the Administrative Agent, any Collateral Agent, the Issuing Bank, the Swingline Lender, the Alternate Currency Lenders, any Lender or any indemnified party hereunder or under any other Credit Document, in each case arising under any Credit Documents.

“French Pledge Agreements” means the two Pledge Agreements (Acte de Nantissement de Compte Titres and Acte de Nantissement de Parts Sociales) by Manitowoc France SAS, each dated as April 14, 2008, as amended on the date hereof and made in favor of the French Collateral Agent for the benefit of the Secured Creditors.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any property constituting direct or indirect security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or to advance or supply funds for the foregoing so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation or (e) otherwise to assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, Buy-Back Obligations or any guarantee by the Borrowers or any Subsidiary Guarantor of the obligations of any Subsidiary in respect of intra-day overdrafts incurred by such Subsidiary in accordance with customary practices and in the ordinary course of business of such Subsidiary.  The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated contingent liability in respect thereof as determined by the Borrower in good faith.

“HMRC” means Her Majesty’s Revenue and Customs.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h) or (i) of this definition secured by any Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any Lien) on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall not be deemed to exceed an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (d) the aggregate amount of all Capital Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (f) all Guarantees by such Person, (g) all obligations under any Swap Agreement or under any similar type of agreement, (h) all indebtedness of such Person evidenced by bonds, debentures, notes or similar interests, (i) all indebtedness of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and (j) all Receivables Indebtedness.  Notwithstanding the foregoing, Indebtedness shall not include intra-day overdrafts or trade payables, deferred compensation obligations, customer advances and other accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or Buy-Back Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Credit Party under any Credit Document and (b) Other Taxes.

“Information Memorandum” means, collectively, the Confidential Information Memoranda relating to the Borrower and the Transactions to be prepared and distributed to prospective Lenders prior to the Restatement Date in connection with the syndication of the Loans.

“Intercompany Loan” shall have the meaning provided in Section 6.05(i).

“Intercompany Note” means each of the existing intercompany notes listed on Schedule 1.02 and each promissory note issued on or after the Restatement Date, in the form of Exhibit C, evidencing Intercompany Loans.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.05 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05.

“Issuing Bank” means each of JPMorgan, and such additional Lenders as may be designated as such by the Borrower with the consent of the Administrative Agent and which agree to act in such capacity, each as the issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  With respect to any Letter of Credit, “Issuing Bank” shall mean the issuer thereof.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and solely relative to such Loans, J.P. Morgan Europe Limited, with respect to Loans denominated in a Foreign Currency, and their successors.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Revolver Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Alternate Currency Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing (or, as applicable, for purposes of determining the Alternate Base Rate with respect to any ABR Borrowing) for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such

Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and provided further that in no event shall the LIBO Rate with respect to the Term B Loan at any time be less than 1.25% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means the sum of (a) the aggregate stated balance sheet amount of cash, Cash Equivalents and Foreign Cash Equivalents of the Borrower and its Wholly-Owned Domestic Subsidiaries (excluding any portion thereof which is subject to a Lien in favor of a Person other than the Collateral Agent or is otherwise restricted) plus (b) Excess Availability.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.

“Mandatory Cost Rate” shall have the meaning provided on Schedule 2.22.

“Manitowoc Asia Holdings” means Manitowoc Holding Asia SAS, a société par actions simplifiée organized under the laws of France and a Wholly-Owned Subsidiary of the Borrower.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or of the Credit Parties taken as a whole to perform any of their repayment or other material obligations under the Credit Documents or (c) the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting rights or netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary of the Borrower (a) which has or acquires assets constituting more than the greater of (i) .50% of the consolidated assets of the Borrower and its consolidated subsidiaries and (ii) $20,000,000 or (b) which generated more than 4% of Consolidated Net Income over the four fiscal quarter period most recently ended prior to the time of computation, but excluding Grove Australia Pty. Ltd; it being understood that in calculating Consolidated Net Income for the purposes of this definition, Consolidated Net Income shall be calculated on a Pro Forma Basis to give effect to (1) any Acquired Entity or Business acquired during or after such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during or after such period and (2) any Subsidiary or business disposed of during or after such period by the Borrower or any of its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, individually and collectively, one or more mortgages, leasehold mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or Subsidiary Guarantor thereof in favor of the Collateral Agent, for the benefit of the Secured Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all fees and expenses (including commissions and legal, accounting and other professional and transactional fees) paid by the Borrowers and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrowers and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and the Subsidiaries, and the amount of any reserves established by the Borrowers and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (as determined reasonably and in good faith by their respective Financial Officers), provided that any reduction at any time in the amount of any such reserves

(other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-U.S. Lender” means (a) a Lender that is neither a Disregarded Entity nor a U.S. Person, and (b) a Lender that is a Disregarded Entity and that is treated for U.S. federal income Tax purposes as having as its sole member a Person that is not a U.S. Person.

“Obligations” means all liabilities and obligations, whether actual or contingent, of any Credit Party to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, the Alternate Currency Lenders, any Lender or any indemnified party hereunder or under any other Credit Document, in each case arising under any Credit Document.

“Offsetting Cash Amount” means the aggregate stated balance sheet amount of cash, Cash Equivalents and Foreign Cash Equivalents of the Borrower and its Wholly-Owned Domestic Subsidiaries (excluding any portion thereof which is subject to a Lien in favor of a Person other than the Collateral Agent or is otherwise restricted), but shall not exceed $100,000,000.

“OID” shall have the meaning provided in Section 2.09(e).

“Original Senior Note Documents” means the Original Senior Note Indenture and all other documents executed and delivered with respect to the Original Senior Notes or Original Senior Note Indenture as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Original Senior Note Indenture” means the Indenture dated as of November 6, 2003, among the Borrower and the other parties thereto, as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Original Senior Notes” means the Borrower’s 7-1/8% Senior Notes due 2013, issued pursuant to the Original Senior Note Indenture, as in effect on the Restatement Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to any

Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent Guaranty” means that certain guaranty dated as of August 25, 2008 made by the Borrower in favor of the Secured Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Lender” means, with respect to any Alternate Currency Borrowing, a Lender with a Revolving Commitment which is not an Alternate Currency Lender with respect to such Borrowing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 of England and Wales.

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the survivor of such merger is a Wholly-Owned Subsidiary)); provided that, in each case, (a) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 6.01, the issuance of common stock of the Borrower or Qualified Preferred Stock of the Borrower in each case to the extent no Default or Event of Default exists pursuant to clause (m) of Article VII or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.01, (b) in the case of the acquisition of 100% of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless either (i) such Person owns 100% of the capital stock of such other Person or (ii) (x) such Person and its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such other Person and its Subsidiaries and (y) any non-Wholly-Owned Subsidiary of such Person was a non-Wholly-Owned Subsidiary prior to the date of such Permitted Acquisition of such Person, (c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.03(b) and (d) all applicable requirements of Sections 6.03 and 6.05(m) applicable to Permitted Acquisitions are satisfied.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Securitization” means any receivables financing program providing for the sale of accounts receivable and related rights by the Borrower or its Subsidiaries to an SPC for cash in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.  Specified Transactions and related transfers of accounts receivable shall not constitute or be deemed part of a Permitted Securitization.

“Permitted Transactions” means transactions entered into to facilitate corporate restructurings or lawful tax planning, in either event, otherwise permitted by this Agreement, which transactions are comprised of either (a) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by Credit Parties to External Subsidiaries but only if the amount of such transfers is returned to a Domestic Credit Party (if the initial Credit Party transferor was a Domestic Credit Party) or to any Credit Party (if the initial Credit Party transferor was a Foreign Credit Party) in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer or (b) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by External Subsidiaries to Credit Parties but only if the amount of such transfers is returned to an External Subsidiary in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer; provided, however, that (A) if any of the foregoing transactions shall involve transfers of funds from the Borrower or a Subsidiary to the Borrower or any other Subsidiary, such transfers shall be accomplished by (i) book entries on the accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or (ii) wire transfers to accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or its Affiliates; (B) such transactions shall not be detrimental to the interests of the Lenders and shall occur at a time when no Default shall have occurred and be continuing; and (C) the Borrower has given the Administrative Agent at least 10 days (or such lesser number of days as the Administrative Agent may agree) prior written notice of its intent to engage in or cause such transactions, accompanied by a reasonably detailed description of same.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction (other than such a transaction, the purpose of which is to finance the asset sold) and by way of merger or consolidation in which neither the Borrower nor any Subsidiary is the surviving entity) of any property or asset of any Borrower or any Subsidiary, other than (i) sales and/or rentals of inventory in the ordinary course of business, (ii) sales of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business, (iii) sales of accounts receivable to the extent permitted by Section 6.03 (a)(vii) or (xiv), (iv) dispositions to the Borrower or any Subsidiary and (v) dispositions resulting in aggregate Net Proceeds not exceeding (A) $10,000,000 in the case of any single transaction or series of related transactions or (B) $25,000,000 for all such transactions during any fiscal year of Borrower;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of, any Borrower or any Subsidiary resulting in Net Proceeds equal to or greater than $10,000,000;

(c)           the issuance by any Borrower or any Subsidiary of any Equity Interests, or the receipt by any Borrower or any Subsidiary of any capital contribution, other than any such issuance of Equity Interests to the Borrower or any Wholly-Owned Subsidiary or pursuant to a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement for employees, officers and directors of any Borrower or any Subsidiary or receipt of a capital contribution from the Borrower or any Subsidiary; or

(d)           the incurrence by any Borrower or any Subsidiary of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 6.01 (except (x) Section 6.01(j) to the extent that after giving effect to the incurrence of such Indebtedness (I) the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00 and (II) the aggregate outstanding amount of Receivables Indebtedness exceeds $150,000,000 (but only an amount equal to the portion of such Receivables Indebtedness in excess of $150,000,000 shall be required to be prepaid), (y) Section 6.01(p) to the extent that after giving effect to the incurrence of such Indebtedness the Consolidated Senior Leverage Ratio is greater than or equal to 3.50 to 1.00 (but only an amount equal to the portion of the incurrence resulting in such excess shall be required to be prepaid) and (z) Section 6.01(q)(i)).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant calculation period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant calculation period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant calculation period as if such Indebtedness had been retired or redeemed on the first day of the relevant calculation period and (c) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant calculation period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i)       all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant calculation period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective calculation period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant calculation period shall be deemed to have been retired or redeemed on the first day of the respective calculation period and remain retired through the date of determination;

(ii)      all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)     in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Permitted Acquisition was consummated on the first day of the relevant calculation period, taking into account factually supportable and identifiable cost savings and expenses or which would otherwise be permitted to be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective calculation period.

“Qualified Preferred Stock” means any preferred stock of the Borrower so long as the terms of any such preferred stock (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision, (b) do not require the cash payment of dividends or distributions, (c) do not contain any covenants, (d) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower and (e) are otherwise reasonably satisfactory to the Administrative Agent.

“Quotation Day” means, with respect to any Eurocurrency Borrowing or Swingline Foreign Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reaffirmation Agreement” has the meaning set forth in Section 4.01(a).

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures.

“Receivables Indebtedness” means, at any time, sum of (a) the aggregate amount of uncollected accounts receivables of the Borrower and its Subsidiaries at such time which have been (or which are then being) sold pursuant to a Factoring Agreement plus (b) without duplication, the aggregate amount of outstanding obligations incurred by the Borrower and its Subsidiaries (including any SPC) in connection with a Permitted Securitization that would be characterized as principal if such Permitted Securitization in its entirety were structured as a secured lending transaction rather than a purchase (regardless, in either case, of whether any liability of the Borrower or any Subsidiary thereof in respect of related accounts receivable would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means the active or passive disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Date” has the meaning assigned to such term in Section 2.18(s).

“Rental Fleet” means all crane products owned by the Borrower or its Subsidiaries which are (a) included in the consolidated balance sheet of the Borrower and (b) for which the current business purpose is to rent such crane products to customers under operating leases.  GAAP restatement equipment and sale-leaseback equipment shall not be included in the Rental Fleet.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Commitments, unused Term Commitments and outstanding Term Loans representing at least 50.1% of the sum of the total Revolving Credit Exposures, unused Revolving Commitments, unused Term Commitments and outstanding Term Loans at such time.

“Restatement Date” shall have the meaning provided in Section 4.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Alternate Currency Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure, Swingline Exposure and Alternate Currency Exposure at such time.

“Revolving Loan” means a loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means the fifth anniversary of the Restatement Date.

“S&P” means Standard & Poor’s.

“Sale-Leaseback Differential” means, with respect to any fiscal quarter end of the Borrower, the excess, if any, of (a) rent or other payments made by the Borrower or its Subsidiaries during the period of four fiscal quarters then ended to lessors pursuant to Sale-Leaseback Transactions over (b) the amount of rent or other payments received during such four fiscal quarter period by the Borrower or its Subsidiaries in their capacity as lessors of equipment which was the subject of a Sale-Leaseback Transaction.

“Sale-Leaseback Transaction” means a sale-leaseback transaction entered into by the Borrower or its Subsidiaries in the ordinary course of business and on a basis consistent with past practice with one or more financial institutions as lessor pursuant to which the Borrower or its Subsidiaries sells crane products to such lessor for cash and such lessor subsequently leases back such crane products to the Borrower or its Subsidiaries.

“Second Additional Senior Note Documents” means the Second Additional Senior Note Indenture and all other documents executed and delivered with respect to the Second Additional Senior Notes or Second Additional Senior Note Indenture as in effect on the

Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Additional Senior Note Indenture” means the Second Supplemental Indenture, dated as of October 18, 2010, issued pursuant to the Base Indenture dated as of February 8, 2010, each among the Borrower and the other parties thereto, as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Additional Senior Notes” means the Borrower’s Senior Notes issued pursuant to the Second Additional Senior Note Indenture, as in effect on the Restatement Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Security Documents” means and includes each of the US Security Agreement, the US Pledge Agreement, the UK Security Agreement, the French Pledge Agreements, the Mortgages, after the execution and delivery thereof, each Additional Security Document and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of any of the Secured Creditors pursuant hereto.

“Senior Note Documents” means the Original Senior Note Documents, the Additional Senior Note Documents, the Second Additional Senior Note Documents, and all other documents executed and delivered with respect any Indebtedness of the Borrower and its Subsidiaries (as applicable) incurred pursuant to Section 6.01(p) and/or 6.01(q) of this Agreement subsequent to the Restatement Date.

“Senior Note Indenture” means the Indenture dated as of November 6, 2003, among the Borrower and the other parties thereto, as in effect on the Restatement Date and as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes” means the Original Senior Notes, the Additional Senior Notes, the Second Additional Senior Notes and any other notes issued pursuant to the Senior Note Documents.

“Senior Officer” means the chief executive officer, chief financial officer or treasurer of the Borrower.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender.

“Specified Transaction” means a customer financing transaction which occurs in the ordinary course of business of the Borrower or its Subsidiaries, which involves a credit extension of more than ninety days and which involves an assignment of the applicable receivable by the Borrower or its Subsidiaries to a third party lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower other than a FIN 46 Subsidiary.

“Subsidiary Borrower” means BPGR, Manitowoc Asia Holdings and each Wholly-Owned Foreign Subsidiary designated as such by the Borrower pursuant to Section 2.21.

“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of August 25, 2008 made by the Subsidiaries party thereto in favor of the Secured Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.  The Subsidiary Guarantors party to the Subsidiary Guaranty as of the Restatement Date are so designated on Schedule 3.13 hereto.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Revolver Percentage of the total Swingline Exposure at such time.

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.05.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Target Day” means:

(a)           until such time as TARGET is permanently closed down and ceases operations any day on which both TARGET and TARGET2 are; and

(b)           following such time as TARGET is permanently closed down and ceased operations, any day on which TARGET2 is,

open for the settlement of payments in Euro.

“Tax Sharing Agreements” means all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest, penalties or additions to tax).

“Term A Borrowing” means a Borrowing comprised of Term A Loans.

“Term A Commitments” means the Term A-1 Commitment and the Term A-2 Commitment.

“Term A Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Term A-1 Loan, the Term A-2 Loan, and all Term A Borrowings made by the Lenders pursuant to Section 2.09(d) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term A Maturity Date” means the fifth anniversary of the Restatement Date.

“Term A-1 Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A-1 Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term A-1 Loans.  The amount of each Lender’s Term A-1 Commitment is set forth on Schedule 2.01.  The initial aggregate amount of the Lenders’ Term A-1 Commitment is $250,000,000.

“Term A-1 Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Term A Borrowings made by the Lenders pursuant to Section 2.01(b) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term A-2 Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A-2 Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term A-2 Loans.  The amount of each Lender’s Term A-2 Commitment is set forth on Schedule 2.01.  The initial aggregate amount of the Lenders’ Term A-2 Commitment is $100,000,000.

“Term A-2 Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Term A Borrowings made by the Lenders pursuant to Section 2.01(c) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term A-2 Funding Date” shall have the meaning provided in Section 4.02.

“Term B Borrowing” means a Borrowing comprised of Term B Loans.

“Term B Commitment” means, with respect to each Lender, the commitment of such Lender to make Term B Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term B Loans.  The amount of each Lender’s Term B Commitment is set forth on Schedule 2.01.  The initial aggregate amount of the Lenders’ Term B Commitment is $400,000,000.

“Term B Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Term B Borrowings made by the Lenders pursuant to Sections 2.01(d) and 2.09(d) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term B Maturity Date” means November 13, 2017.

“Term Borrowing” means a Term A Borrowing or a Term B Borrowing.

“Term Commitments” means the Term A Commitments and the Term B Commitments.

“Term Loans” means the Term A Loans and the Term B Loans.

“Termination Letter” means a letter in substantially the form of Exhibit D hereto.

“Transaction Documents” means the Credit Documents.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Credit Documents, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and the other transactions contemplated by the Credit Documents (including without limitation the granting of Liens to secure the Obligations).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Security Agreement” means the Security Agreement dated August 25, 2008 made by Manitowoc FSG International Holdings, Inc., in favor of the UK Security Trustee for the benefit of the Secured Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“UK Security Agreement Collateral” means all “Security Assets” as defined in the UK Security Agreement.

“UK Security Trustee” means the Administrative Agent acting as trustee pursuant to the UK Security Agreement.

“United States” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Pledge Agreement” means the Pledge Agreement dated as of August 25. 2008 made by certain of the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“US Pledge Agreement Collateral” means all “Collateral” as defined in the US Pledge Agreement.

“US Security Agreement” means the Security Agreement dated as of August 25, 2008 made by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured

Creditors, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“US Security Agreement Collateral” means all “Collateral” as defined in the US Security Agreement.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(i)            the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by

(ii)           the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” means each Domestic Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Foreign Subsidiary” means each Foreign Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (a) and (b), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.02.      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.      Foreign Currency Calculations.  (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b)           For purposes of any determination under Article VI or Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower.

SECTION 1.06.      Redenomination of Certain Foreign Currencies.  (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Restatement Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Restatement Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

ARTICLE II

The Credits

SECTION 2.01.      Commitments.  (a) Subject to the terms and conditions set forth herein, each Lender with a Revolving Commitment severally agrees to make revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments, (iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Letters of Credit, Alternate Currency Loans and Swingline Loans denominated in Foreign Currency exceeding $300,000,000 or (iv) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Alternate Currency Loans and Letters of Credit made to or issued for the account of Subsidiary Borrowers exceeding $300,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)           Subject to the terms and conditions set forth herein, each Lender with a Term A-1 Commitment agrees to make one or more Term A-1 Loans denominated entirely in Dollars to the Borrower on the Restatement Date in an aggregate principal amount that will not result in (i) such Lender’s Term A-1 Loan exceeding such Lender’s Term A-1 Commitment or (ii) the sum of the Term A-1 Loans exceeding the total Term A-1 Commitments.  No amount of the Term A-1 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

(c)           Subject to the terms and conditions set forth herein, each Lender with a Term A-2 Commitment agrees to make one or more Term A-2 Loans denominated entirely in Dollars to the Borrower on the Term A-2 Funding Date in an aggregate principal amount that will not result in (i) such Lender’s Term A-2 Loan exceeding such Lender’s Term A-2 Commitment or (ii) the sum of the Term A-2 Loans exceeding the total Term A-2 Commitments.  No amount of the Term A-2 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

(d)           Subject to the terms and conditions set forth herein, each Lender with a Term B Commitment agrees to make a Term B Loan denominated in Dollars to the Borrower on the Restatement Date in an aggregate principal amount that will not result in (i) such Lender’s Term B Loan exceeding such Lender’s Term B Commitment or (ii) the sum of the Term B Loans exceeding the total Term B Commitments.  No amount of the Term B Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02.      Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments.  Each Term A-1 Loan shall be made as part of a Borrowing consisting of Term A-1 Loans made by the Lenders ratably in accordance with their respective Term A-1 Commitments.  Each Term A-2 Loan shall be made as part of a Borrowing consisting of Term A-2 Loans made by the Lenders ratably in accordance with their respective Term A-2 Commitments.  Each Term B Loan shall be made as part of a Borrowing consisting of Term B Loans made by the Lenders ratably in accordance with their respective Term B Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.15, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans.  Each Swingline Dollar Loan shall be an ABR Loan and each Swingline Foreign Currency Loan shall bear interest at such rate agreed to between the Borrower and the Swingline Lender.  Each Term Loan shall be in an amount that is not less than the lesser of $10,000,000 and the unused Term Commitment of the applicable Class of Term Loan.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000.  At the time that each ABR Revolving

Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 (or in the case of a Swingline Loan denominated in Euros not less than $1,000,000).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurocurrency Revolving Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, (i) the Borrower may not select a Eurocurrency Borrowing for the Term A-1 Borrowing on the Restatement Date or the Term A-2 Borrowing on the Term A-2 Funding Date, and (ii) the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term A Maturity Date, Term B Maturity Date or Revolving Maturity Date, as applicable.

(e)           Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent.  All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

SECTION 2.03.      Requests for Borrowings.  To request a Borrowing (other than a Swingline Loan or Alternate Currency Loan), the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a currency other than Dollars, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.  Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the identity of the Applicable Borrower;

(ii)           the aggregate amount of the requested Borrowing;

(iii)          the Class of such Borrowing;

(iv)          the currency (which may be Dollars or, if applicable, a Foreign Currency) in which such Borrowing is to be denominated;

(v)           the date of such Borrowing, which shall be a Business Day;

(vi)          in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vii)         in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(viii)        the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07, and which, in any event, will not be located in France.

If no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      Alternate Currency Loans.  (a) Subject to the terms and conditions set forth herein, each Alternate Currency Lender agrees to make revolving Loans denominated in Foreign Currency to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments, (iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Letters of Credit, Swingline Loans and Alternate Currency Loans denominated in Foreign Currency exceeding $300,000,000 or (iv) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Alternate Currency Loans and Letters of Credit made to or issued for the account of Subsidiary Borrowers exceeding $300,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Alternate Currency Loans.

(b)           Each Alternate Currency Loan shall be made as part of a Borrowing consisting of Alternate Currency Loans made by the applicable Alternate Currency Lenders, with the Alternate Currency Loan of each Alternate Currency Lender (other than the Alternate Currency Fronting Lender) being in an amount equal to its Applicable Revolver Percentage of the applicable Borrowing and the Alternate Currency Loan of the Alternate Currency Fronting Lender being in an amount equal to the aggregate amount of such Borrowing less the aggregate amount of the Alternate Currency Loans being made by the other Alternate Currency Lenders and comprising part of such Borrowing.  The Alternate Currency Loans shall be Eurocurrency

Loans.  The principal of and interest on each Alternate Currency Borrowing shall be paid in the applicable currency for such Alternate Currency Borrowing and shall be paid to the Administrative Agent for the ratable (relative to Loans made as a part of such Borrowing) account of the Alternate Currency Lenders.  Each Alternate Currency Borrowing and continuation thereof shall be in a minimum aggregate amount reasonably acceptable to the Administrative Agent and the Alternate Currency Fronting Lender.

(c)           To request an Alternate Currency Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 11:00 a.m., London time, four (or, if so requested by the Alternate Currency Fronting Lender with respect to Alternate Currency Loans in a specified currency, five) Business Days before the date of the proposed Alternate Currency Loan.  Each such notice shall be irrevocable and shall specify (i) the identity of the Applicable Borrower, (ii) the requested date (which shall be a Business Day), (iii) the Foreign Currency in which such Alternate Currency Loan is to be denominated, (iv) the amount of the requested Alternate Currency Loan, and (v) the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.  The Administrative Agent will promptly advise the applicable Alternate Currency Lenders of any such notice received from the Borrower.

(d)           The applicable Alternate Currency Lenders shall make each Alternate Currency Loan to be made by them hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Alternate Currency Lenders.  The Administrative Agent will make such Alternate Currency Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower designated by the Borrower in the applicable Borrowing Request and acceptable to the Administrative Agent.

(e)           Except as the Applicable Borrower and the applicable Alternate Currency Lenders may otherwise agree, Alternate Currency Loans may, at the conclusion of the Interest Period applicable thereto, be continued in the manner (to the extent applicable) set forth in Section 2.08 with respect to Revolving Loan Borrowings.  If the Applicable Borrower fails to either repay an Alternate Currency Loan on or before the last day of the applicable Interest Period or deliver a timely continuation request as set forth in Section 2.08(b), the applicable Borrowing shall be continued with an Interest Period of one month’s duration commencing on the last day of the expiring Interest Period.

(f)            The Alternate Currency Fronting Lender irrevocably agrees to grant and hereby grants to each Participating Lender and, to induce the Alternate Currency Fronting Lender to make Alternate Currency Loans hereunder, each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Alternate Currency Fronting Lender, on the terms and conditions set forth below, for such Lender’s own account and risk, an undivided risk participation interest equal to such Participating Lender’s Applicable Participation Percentage of the Alternate Currency Fronting Lender’s obligations and rights in respect of each Alternate Currency Loan made by or assigned to the Alternate Currency Fronting Lender hereunder as to which such Lender is a Participating Lender.  Each Participating Lender unconditionally and irrevocably agrees with the Alternate Currency Fronting Lender that if any amount in respect of the principal or interest owing to the Alternate Currency Fronting Lender in respect of an applicable Alternate Currency Loan is not paid when due in accordance with the terms of this Agreement, such Participating Lender shall pay to the Alternate Currency Fronting Lender upon demand an amount in Dollars (with the Dollar Equivalent of the unpaid amount of such Alternate Currency Loan to be calculated by the Administrative Agent) equal to such Lender’s Applicable Participation Percentage of such unpaid amount.  Each Participating Lender acknowledges and agrees that its payment obligation pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  If the Alternate Currency Fronting Lender accepts an assignment pursuant to Section 9.04(b) of one or more Alternate Currency Loans, the Applicable Participation Percentages of the Participating Lenders with respect to such Loans will be adjusted as applicable immediately upon such assignment taking effect.

(g)           If any amount required to be paid by any Participating Lender to the Alternate Currency Fronting Lender pursuant to this Section 2.04 is not made available to the Alternate Currency Fronting Lender when due, such Participating Lender shall pay to the Alternate Currency Fronting Lender, on demand, such amount with interest thereon at a rate equal to the greater of the daily average Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Alternate Currency Fronting Lender.  If such amount is not made available to the Alternate Currency Fronting Lender by such Participating Lender within three Business Days of such due date, the Alternate Currency Fronting Lender shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand.  A certificate of the Alternate Currency Fronting Lender submitted to any Lender with respect to any amounts owing under this Section 2.04 shall be conclusive in the absence of manifest error.

(h)           Whenever, at any time after the Alternate Currency Fronting Lender has received from any Participating Lender the full amount owing by such Lender pursuant to and in accordance with this Section 2.04 in respect of any Alternate Currency Loan, the Alternate Currency Fronting Lender receives any payment related to such Alternate Currency Loan (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Alternate Currency Fronting Lender or the Administrative Agent, on behalf of the Alternate Currency Fronting Lender), or any payment of interest on account thereof, the Alternate Currency Fronting Lender will distribute to such Participating Lender its pro rata share thereof (and hereby directs the Administrative Agent to remit such pro rata share to such Lender out of any such payment received by the Administrative Agent for the account of the Alternate Currency Fronting Lender).

(i)            If any payment received by the Alternate Currency Fronting Lender pursuant to this Section 2.04 with respect to any Alternate Currency Loan made by it shall be required to be returned by the Alternate Currency Fronting Lender, each Participating Lender with respect to such Loan shall pay to the Alternate Currency Fronting Lender its Applicable Participation Percentage thereof.

(j)            All outstanding Alternate Currency Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Revolving Maturity Date.

(k)           Following the date on which any risk participation with respect to an Alternate Currency Loan is converted to Dollars pursuant to Section 2.04(f), all amounts payable in connection with such Loan and risk participation shall be denominated and paid in Dollars for all purposes.

(l)            At the request of the Borrower, and with the consent of the applicable Lender(s) (which may be withheld by any Lender in its sole discretion), one or more Lenders in addition to JPMorgan shall be deemed to be Alternate Currency Lenders with respect to Alternate Currency Loans proposed to be made to a specified Subsidiary Borrower.  The Lenders set forth on Schedule 2.04 hereto are hereby requested to act and designated by the Borrower as and agree to act as, Alternate Currency Lenders with respect to Alternate Currency Loans to be made to BPGR and to Manitowoc Asia Holdings in Euros.  The Lenders set forth on Schedule 2.04 hereto are hereby requested to act and designated by the Borrower as, and agree to act as, Alternate Currency Lenders with respect to Alternate Currency Loans to be made to the Borrower in Euros, Sterling and Canadian Dollars.  Any Alternate Currency Lender may comply with its obligations as such by causing an Applicable Lending Installation to perform such obligations as contemplated by Section 2.02(e), and the terms of this Agreement shall be applicable to such Applicable Lending Installation as set forth in Section 2.02(e).

(m)          In the event that any Lender acting as an Alternate Currency Lender pursuant to Section 2.04(l) makes an assignment pursuant to Section 9.04(b) of all or a part of its Commitment to a Lender which determines in good faith and notifies the Administrative Agent that lending to the applicable Subsidiary Borrower would be illegal, impossible or impracticable for such Lender or would result in costs or expenses for which such Lender would not be indemnified by the Subsidiary Borrower or the Borrower pursuant hereto, then (i) the applicable assignee Lender shall not be an Alternate Currency Lender with respect to such Subsidiary Borrower and (ii) at the written request of the assignee Lender made at least five (5) Business Days prior to the date of the proposed assignment, the Borrower shall cause all Alternate Currency Loans outstanding to the applicable Subsidiary Borrower to be repaid in full prior to or substantially contemporaneously with the making of such assignment (it being understood that, following or contemporaneously with such repayment, the applicable Subsidiary Borrower shall, subject to the other terms and conditions hereof, be entitled to reborrow such Alternate Currency Loans from the remaining applicable Alternate Currency Lenders); provided that in the event the Alternate Currency Fronting Lender in its sole discretion accepts an assignment of such assigning Lender’s Alternate Currency Loans to such Subsidiary Borrower, the repayment described in this clause (ii) shall not be required.

SECTION 2.05.      Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars or in a Foreign Currency to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000, (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments, or (iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Letters of Credit, Swingline

Loans and Alternate Currency Loans denominated in a Foreign Currency exceeding $300,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Dollars and not later than 10:00 a.m., Local Time on the day of any other proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) whether such Swingline Loan is to be denominated in Dollars or in a Foreign Currency, (iii) the amount of the requested Swingline Loan, and (iv) in the case of a Swingline Borrowing denominated in a Foreign Currency, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.”  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender and the Borrower shall agree upon the interest rate applicable to any Swingline Foreign Currency Loan, provided that if such agreement cannot be reached prior to 1:00 p.m., Local Time, on the day of such Swingline Foreign Currency Loan then such Swingline Foreign Currency Loan shall not be made.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of (x) a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank or (y) a Swingline Foreign Currency Loan, to such deposit account as the Borrower shall identify to the Swingline Lender) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate, and such amount of Swingline Loans, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate (or such lower rate to which the Borrower and Swingline Lender may agree).  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Revolver Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolver Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the

Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.  Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

SECTION 2.06.      Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance by an Issuing Bank of Letters of Credit in Dollars or in a Foreign Currency for its own account or that of a Subsidiary Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying which of the Borrowers shall be the account party with respect thereto, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $125,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, and (iii) the Dollar Equivalent of the aggregate amount of all Revolving Loans, Letters of Credit, Swingline Loans and Alternate Currency Loans denominated in Foreign Currency shall not exceed $300,000,000; (iv) the Dollar Equivalent of the amount of all LC Exposure with respect to Letters of Credit issued for the account of Subsidiary Borrowers shall not exceed $100,000,000; and (v) the Dollar Equivalent of the aggregate LC Exposure associated with the Letters of Credit issued by the applicable Issuing Bank shall not exceed $75,000,000 without the consent of such Issuing Bank.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (or for up to one year thereafter if cash collateralized in a manner reasonably satisfactory to the Issuing Bank in accordance with Section 2.06(j)).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolver Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Revolver Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Applicable Borrower fails to make such payment when due, such amount, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest as provided in Section 2.06(h) and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrower in respect thereof and such Lender’s Applicable Revolver Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Revolver Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Applicable Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicable Borrower to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the

Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII or (ii) any Letter of Credit shall have an expiration date after the Revolving Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to 105% of the face amount of such Letter of Credit on the date five Business Days prior to the Revolving Maturity Date.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)           Existing Letters of Credit.  On the Restatement Date each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on such date and governed in all respects by the terms and conditions of this Agreement (including without limitation Section 2.06(d)).

SECTION 2.07.      Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Alternate Currency Loans shall be made as provided in Section 2.04 and Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower or, in the case of Subsidiary Borrowers or Loans denominated in a Foreign Currency, in another account, in each case as designated by the Borrower in the applicable Borrowing Request and acceptable to the Administrative Agent; in accordance with Section 2.03(viii) and this Section 2.07, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.      Interest Elections.  (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline  Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election.  Each such written Interest Election Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period).  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.09.      Termination and Reduction of Commitments; Increase of Commitments.  (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.  Unless previously terminated, the Term A-1 Commitment shall terminate on the making of the Term A-1 Loans on the Restatement Date.  Unless previously terminated, the Term A-2 Commitment shall terminate on the making of the Term A-2 Loans on the Term A-2 Funding Date.  Unless previously terminated, the Term B Commitment shall terminate on the making of the Term B Loans on the Restatement Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)           Subject to clause (e) below, the Borrower may, at its option, on up to five occasions, increase (i) the Revolving Commitments by up to an aggregate amount of $200,000,000 and (ii) the Term Commitments by up to an aggregate amount of $200,000,000, in each case in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall (i) specify (a) the amount of any such increase and (b) whether such increase is in the Revolving Commitments, the Term A Commitments, the Term B Commitments or a combination of any thereof, (ii) if any Indebtedness under the Senior Note Documents is then outstanding, certify that incurrence by the Borrower of Indebtedness under this Agreement in the full amount of the proposed increased Commitments is permitted by the Senior Note Documents,  (iii) be delivered at a time when no Default has occurred and is continuing, and (iv) specify the effective date of any Revolving Commitments, Term A Commitments or Term B Commitments and the effective date of any incremental Term A Loans or Term B Loans to be made pursuant thereto.  The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent.  No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Commitment increase, (ii) any such new Lender agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Commitments, (iv) the effective date of any increase in the Commitments is specified, (v) any terms specific to any incremental Term Loans (and consistent with Section 2.09(e)) are specified, and (vi) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.03 are satisfied.  Upon the effectiveness of any increase in the Revolving Commitments pursuant hereto, (i) each Lender with a Revolving Commitment (new or existing) shall be deemed to have accepted an assignment from the existing Lenders with Revolving Commitments, and the existing Lenders with Revolving Commitments shall be deemed to have made an assignment to each new or existing Lender with Revolving Commitments accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan  (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure, LC Exposure and Alternate Currency Exposure of the existing and new Lenders with Revolving

Commitments shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders with Revolving Commitments in proportion to their respective Revolving Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 9.04(b)(ii)(C).  The Borrower shall make any payments under Section 2.17 resulting from such assignments.  In the event of an increase in the Term Commitments pursuant to this Section, each Lender accepting a portion of such increased Term Commitments shall, on the effective date of the increase in such Term Commitments, make a loan to the Borrower in the amount of its portion of such increase.  Any such increase of the Revolving Commitments or Term Commitments shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.  From and after the making of an incremental Term Loan or Revolving Loan pursuant to this Section, such Loan shall be deemed a “Term A Loan”, “Term B Loan” or “Revolving Loan”, as applicable,  hereunder for all purposes hereof, and shall be subject to the same terms and conditions as each other Term A Loan, Term B Loan or Revolving Loan made pursuant to this Agreement (except as otherwise permitted by this Agreement).

(e)           Any incremental Term A Loan or Term B Loan made pursuant to clause (d) above (i) shall rank pari passu in right of payment and of security with the Term A Loans or Term B Loans (as applicable) made on the Restatement Date, (ii) shall not mature earlier than the Term A Maturity Date or Term B Maturity Date (as applicable) or have a weighted average life (if applicable) which is shorter than the then remaining average life of the applicable Loans, and (iii) shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Incremental Facility, provided that (A) such terms and documentation shall not contain amortization schedules more favorable to the Lenders providing such loans or commitments, than those set forth in this Agreement and (B) in the case of such incremental Term B Loans, if the Applicable Rate (which term for purposes of this Section 2.09(e) shall include any original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by any Credit Party to the lenders under the Term B Loan or the incremental Term B Loan, as applicable, in the primary syndication thereof (with OID being equated to interest based on assumed four-year life to maturity)) relating to any incremental Term B Loans exceeds the Applicable Rate relating to the Term B Loans immediately prior to the effectiveness of the applicable incremental amendment by more than 0.50%, the Applicable Rate relating to the Term B Loans shall be increased to the extent necessary so that the Applicable Rate for the incremental Term B Loans is not more than 0.50% higher than the Applicable Rate for the Term B Loans.

SECTION 2.10.      Repayment of Loans; Evidence of Debt.  (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its Revolving Loans on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each applicable Lender the unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11, (iii) to the Alternate Currency Lenders, the then unpaid principal amount of each of its Alternate Currency Loans on the Revolving Maturity Date, and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Maturity Date and (y) a date that is no more than seven (7) Business Days after such Swingline

Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)            In the event and on such occasion that the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders, the Borrower immediately shall prepay the Loans in the amount of such excess.

(g)           The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Loan (other than Term Loans) on each Exchange Rate Date.  If at any time the sum of such amounts exceeds 105% of the aggregate Revolving Commitments of the Lenders, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans (other than Term Loans) in the amount of such excess.  To the extent that, after the prepayment of all Loans (other than Term Loans) an excess of the sum of such amounts over the aggregate Revolving Commitments still exists, the Borrower shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

SECTION 2.11.                 Amortization of Term Loans.  (a)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term A Borrowings on the last Business Day of each calendar quarter beginning with the fiscal quarter ending September 30, 2011 in an aggregate amount equal to 2.5% of the initial aggregate principal amount of the Term A-1 Loan plus the initial aggregate amount of the Term A-2 Loan (and in addition, to the extent that any incremental Term A Loans shall be made pursuant to Section 2.09(d), in the additional agreed amortization amount for such incremental Term A Loans based on the initial aggregate principal amount of such incremental Term A Loans on the last Business Day of each calendar quarter from and including the calendar quarter immediately succeeding the calendar quarter in which such incremental Term A Loans are made).  The Borrower shall pay the entire remaining unpaid principal amount of the Term A Loan on the Term A Maturity Date (or in the case of any incremental Term A Loan, on such other maturity date applicable thereto).

(b)           Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term B Borrowings on the last Business Day of each calendar quarter beginning with the fiscal quarter ending September 30, 2011 in an aggregate amount equal to 0.25% of the initial aggregate principal amount of the Term B Loan (and in addition, to the extent that any incremental Term B Loans shall be made pursuant to Section 2.09(d), in the additional agreed amortization amount for such incremental Term B Loans based on the initial aggregate principal amount of such incremental Term B Loans on the last Business Day of each calendar quarter from and including the calendar quarter immediately succeeding the calendar quarter in which such incremental Term B Loans are made).  The Borrower shall pay the entire remaining unpaid principal amount of the Term B Loan on the Term B Maturity Date (or in the case of any incremental Term B Loan, on such other maturity date applicable thereto).

(c)           Any optional or mandatory prepayment of a Term Borrowing of any Class shall be applied (i) first, in direct order of maturity to the scheduled repayments of the Term Borrowings of such Class occurring in the twelve months following the date of such prepayment and (ii) second, ratably to the remaining scheduled repayments of such Borrowings.

SECTION 2.12.      Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section and, in the case of prepayments of the Term B Loan, subject to compliance with Section 2.12(f).

(b)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan or Alternate Currency Loan, the Swingline Lender or Alternate Currency Lender, as the case may be) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing (excluding Alternate Currency Loans), not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of Alternate Currency Borrowings, not later than 11:00 a.m. London time, three (or, if so requested by the Alternate Currency Fronting Lender with respect to Alternate Currency Loans in a specified currency, four) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time (or in the case of a Swingline Foreign Currency Loan, 12:00 noon, London time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.  Prepayments shall be applied first, to any ABR Borrowings comprising all or a part of the Class being prepaid and second, if (or once) no ABR Borrowings of such Class remain outstanding, to outstanding Eurocurrency Borrowings of such Class with the shortest Interest Periods remaining.

(c)           In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall (subject to the following sentence, including the provisos thereto), within ten Business Days after such Net Proceeds are received, prepay Term A Borrowings and Term B Borrowings, ratably.  The prepayments required pursuant to this Section 2.12(c) shall be made ratably, in each case in an aggregate amount equal to the Applicable Prepayment Percentage of the amount of such Net Proceeds, provided that in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if any Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within twelve months after receipt of such Net Proceeds and at a time when no Event of Default has occurred and is continuing to pay all or a portion of the purchase price in connection with a Permitted Acquisition or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other tangible assets useful or to be used in the business of the Borrower and the Subsidiaries, provided that, in each case, the Borrower has delivered to the Administrative Agent within ten days after such Net Proceeds are received a certificate of its Financial Officer stating its intention to do so and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except (x) to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such twelve-month period, (or if committed to be so applied within such twelve-month period, have not been so applied within 18 months after receipt), or (y) if an Event of Default shall thereafter occur and such Net Proceeds have not yet been so applied or committed to be so applied, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (or committed to be so applied) prior to the expiration of such period or the occurrence of such Event of Default.  The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of any Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.12(c).

(d)           Following the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2011, the Borrower shall prepay the Term A Borrowings and Term B Borrowings ratably, in each case in an aggregate amount equal to (i) Excess Cash Flow for such fiscal year multiplied by the Applicable Prepayment Percentage, less (ii) the amount of optional prepayments of principal under the Term Loans made during such fiscal year, less (iii) the amount of any optional or mandatory payments of the Original Senior Notes.  Each prepayment pursuant to this paragraph shall be made before the date that is ten Business Days after the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).

(e)           Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (b) of this Section.

(f)            In the event of any voluntary or mandatory prepayment of the Term B Loan made (or, in the event of mandatory prepayments, due) on or prior to the first anniversary of the Restatement Date from the proceeds of any loan-for-loan refinancing, on the date of prepayment the Borrower shall pay the Administrative Agent for the ratable benefit of the holders of the Term B Loan a prepayment premium in an amount equal to 1% of the principal amount prepaid.

SECTION 2.13.      Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the Restatement Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the Restatement Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the

Restatement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay (i) to the Administrative Agent for the ratable (relative to Revolving Commitment amount) account of each Lender (including each Alternate Currency Lender) a participation fee with respect to each Alternate Currency Loan, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Alternate Currency Loan during the period from and including the date such Alternate Currency Loan was made to but excluding the date of repayment thereof, and (ii) to the Alternate Currency Fronting Lender with respect to each Alternate Currency Loan made by it, a fronting fee with respect to the period from and including the date of the applicable Alternate Currency Loan to but excluding the date of repayment thereof at a rate per annum agreed between the Borrower and the Alternate Currency Fronting Lender.  Such accrued participation fees with respect to any Alternate Currency Loan shall be payable on the Interest Payment Date for such Loan.  Such fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day (or, if earlier, the date that the Revolving Commitments terminate).  For purposes of clarity, no fee shall be payable under this clause (c) for Loans made pursuant to Section 2.01 or 2.05.

(d)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank or Alternate Currency Fronting Lender, in the case of fees payable to such Persons) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14.      Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurocurrency Borrowing (other than Alternate Currency Loans) shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.  Alternate Currency Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing (without the addition of the Applicable Rate), in addition to the fees set forth in Section 2.13(c).

(c)           Each Swingline Foreign Currency Loan shall bear interest as determined in Section 2.05.

(d)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)           The Borrowers acknowledge that the provisions of Articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la consommation are not applicable to the transactions contemplated in this Agreement.  Had they been applicable, the parties to this Agreement acknowledge that by virtue of certain characteristics of the Loans (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan) the effective global rate (taux effectif global, the “Effective Global Rate”) cannot be calculated at the date of this Agreement. However, the Borrowers acknowledge that they have received from the Administrative Agent a letter (the “Effective Global Rate Letter”) containing an indicative calculation of the Effective Global Rate, based on figured examples calculated on assumptions as to the term rate (taux de période) and term length (durée de période) set out in the Effective Global Rate Letter. The Parties acknowledge that the Effective Global Rate Letter forms part of this Agreement.

SECTION 2.15.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(A)                              the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(B)                                the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and (ii) such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lender of making or maintaining such Borrowing.

SECTION 2.16.                 Increased Costs.  (a) If any Change in Law by a Governmental Authority having regulatory jurisdiction over the relevant Recipient shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or in payments required by Section 2.22) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein or in any Alternate Currency Loan; or

(iii)                               subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan or of participating in any Alternate Currency Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Alternate Currency Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17.                 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18.                 Taxes.  (a) Withholding of Taxes; Gross-Up.  Each payment by or on account of any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)                                 Payment of Other Taxes by Borrower.  Each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Evidence of Payments. Except as provided in Section 2.18(l) below, as soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Borrower.  Except and to the extent that Section 2.18(i) does not require an increased payment for a UK Tax Deduction to a Recipient, the Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are withheld or deducted on payments to, or paid or payable by, such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.18(d) shall be paid within 10 days after the Recipient delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.18(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)                                    Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by any Borrower or the Administrative Agent as will enable any Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Except as provided in Section 2.18(n) below, and notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (F) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly upon request from the Borrower or the Administrative Agent (other than in the case of inaccuracy, in which case, immediately upon such Lender becoming aware of the inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                                  Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)                              in the case of a Lender that is other than a Non-U.S. Lender, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                                in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)                                in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender (or, in the event that such Lender is a Disregarded Entity, by the owner of such Lender), IRS Form W-8ECI;

(D)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender (or, in the event that such Lender is a Disregarded Entity, the owner of such Lender) is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)                                 in the case of a Non-U.S. Lender (or, in the event that the Non-U.S. Lender is a Disregarded Entity, the owner of such Non-U.S. Lender) that (for U.S. federal income Tax purposes) is not the beneficial owner of payments made under a Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)                                 any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable any Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)                               If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.18(f)(iii) (but, for the avoidance of doubt, not for the purposes of the definition of “Excluded Taxes”), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not such amendments are included in the definition set forth in Article I.

(g)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.18(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                                 Each of the Borrowers that is either resident in the United Kingdom for United Kingdom tax purpose or that otherwise makes payments under this Agreement that have a United Kingdom source (in each case, a “UK Borrower”) must make all payments hereunder without any deduction or withholding for or on account of United Kingdom Taxes (“UK Tax Deduction”), unless a UK Tax Deduction is required by law.  If such a UK Tax Deduction is required by law, the amount of the payment due from the UK Borrower in question will be increased by an amount which (after making all UK Tax Deductions) leaves an amount equal to the payment which would have been due had no UK Tax Deduction been required.

(i)                                     A UK Borrower is not required to make an increased payment under paragraph (a) or (h) above for a UK Tax Deduction if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a UK Tax Deduction if it was, or had not ceased to be, a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender in respect of that UK Borrower;

(ii)                                  if the relevant Lender is a Treaty Lender and the UK Borrower making the payment is able to demonstrate that the UK Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph 2.18(f) above; or

(iii)                               (A) the relevant Lender is a Qualifying Lender solely under sub-paragraphs (ii) and (iii) of the definition of UK Lender; and (B) an officer of HM Revenue & Customs has given (and not revoked a direction) (a “Direction”) under section 931 of the Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Lender has received from that UK Borrower a certified copy of that Direction; and (C) the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iv)                              the relevant Lender is a Qualifying Lender solely under sub-paragraphs (ii) and (iii) of the definition of UK Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrowers.

(j)                                     Paragraph (i)(i) above will not apply if the relevant Lender has ceased to be a Qualifying Lender in respect of that UK Borrower by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or concession of any relevant taxing authority.

(k)                                  If a UK Borrower is required to make a UK Tax Deduction, that UK Borrower must make the minimum UK Tax Deduction allowed by law and must make any payment required in connection with that UK Tax Deduction within the time allowed by law.

(l)                                     Within 30 days of making either a UK Tax Deduction or a payment required in connection with a UK Tax Deduction, the UK Borrower making that UK Tax Deduction or payment must deliver to the Administrative Agent a statement under section 975 of the United Kingdom Income Tax Act 2009 or other evidence satisfactory to that Lender (acting reasonably) that the UK Tax Deduction has been made or (as applicable) the appropriate payment has been paid to HMRC.

(m)                               If a Lender is a UK Lender then it shall confirm to the Borrowers that it is a UK Lender by entering into this Agreement.  Where applicable, entering into this Agreement shall also be considered to be a Tax Confirmation by a UK Lender to the Borrowers.  UK Lender must promptly notify the Borrower if it ceases to be a UK Lender.

(n)                                 HMRC Authorisation

(i)                                     Subject to paragraph (ii) below, a Treaty Lender and each UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities necessary for that UK Borrower to obtain authorisation from HMRC to make that payment without UK Tax Deduction.

(ii)                                  Nothing in this Section 2.18 shall require a Treaty Lender receiving payments hereunder or under any other Credit Document from a UK Borrower, to:

(A)                              register under the HMRC DT Treaty Passport scheme; or

(B)                                apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)                                file any forms or documentation pursuant to Section 2.18 (f) relating to exemption from tax imposed by the United Kingdom on interest, if it has:

(1)                                included an indication that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (o) or (s) below; or

(2)                                  notified the Borrower or Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (q) or (s) below,

and the UK Borrower making that payment has not complied with its obligations under paragraphs (p), (r) or (t) below.

(o)                                 A Treaty Lender which becomes a party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall make an indication to that effect (for the benefit of the Administrative Agent and without any liability to the Borrowers) by providing its scheme reference number and its jurisdiction of residence to the Administrative Agent or the Borrower on or before the date of this Agreement.

(p)                                 Where a Treaty Lender provides the indication described in paragraph (o) above:

(i)                                     each Borrower and initial Subsidiary Borrower shall, to the extent that Lender is making a Commitment available to that UK Borrower file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and

(ii)                                  each Subsidiary Borrower that becomes a UK Borrower after the date of this Agreement, shall to the extent that Lender is making a Commitment available to that UK Borrower, file a duly completed form DTTP2 in respect of such Lender with

HMRC within 30 days of such UK Borrower becoming a party to this Agreement and shall promptly provide the Lender with a copy of that filing.

(q)                                 A Treaty Lender which has not provided the indication referred to in (o) above but which holds a passport under the HMRC DT Treaty Passport scheme and  subsequently wishes that scheme to apply to this Agreement shall notify the Borrower or the Administrative Agent (for the benefit of the Administrative Agent and without liability to the Borrowers) of its scheme number and its jurisdiction of tax residence.

(r)                                    Where a Lender notifies the Borrower or the Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to (q) above:

(i)                                     each UK Borrower which is a Subsidiary Borrower at the date on which that notice becomes effective in accordance with Section 9.01 (Notices) shall, to the extent that that Lender is a Lender under Commitments made available to that UK Borrower, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of that date and shall promptly provide the Lender with a copy of that filing; and

(ii)                                  each Subsidiary Borrower which becomes a UK Borrower after the date on which such notice becomes effective in accordance with Section 9.01 (Notices), shall to the extent that Lender is making a Loan available to that UK  Borrower, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of such Borrower becoming a party to this Agreement and shall promptly provide the Lender with a copy of that filing.

(s)                                  A Lender that becomes a party to this Agreement after the date of this Agreement (the “Relevant Date”) and is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes for that scheme to apply to this Agreement shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to the Borrowers) in the documents which it executes by including its scheme reference number and its jurisdiction of tax residence.

(t)                                    Where a Lender includes the indication described in (s):

(i)                                     each UK Borrower which is a Subsidiary Borrower as at the Relevant Date shall, to the extent  that Lender becomes a Lender under Commitments made available to that UK Borrower, file a duly completed form DTTP2 with HMRC within 30 days of that Relevant Date and shall promptly provide the Lender with a copy of that filing; and

(ii)                                  each Subsidiary Borrower that becomes a UK Borrower after the Relevant Date, shall to the extent that Lender is making a Commitment available to that UK Borrower, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of such Borrower becoming a party to this Agreement and shall promptly provide the Lender with a copy of that filing.

(u)                                 If a Lender has not:

(i)                                     included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with (o) or (s) above; or

(ii)                                  notified the Borrower or Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to (q) above,

the Borrowers shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan.

(v)                                 Lender Status Confirmation.  Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party which of the following categories it falls in:

(i)                                     not a Qualifying Lender;

(ii)                                  a Qualifying Lender (other than a Treaty Lender); or

(iii)                               a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Section 2.18(v) then such Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.18(v).

(w)                               For the purposes of this Section 2.18:

“Qualifying Lender” means a Lender which is:

(i)                                     a UK Lender; or

(ii)                                  a Treaty Lender;

“Tax Confirmation” means a confirmation by a UK Lender that the person beneficially entitled to interest payable to that UK Lender in respect of a Loan is either:

(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the United Kingdom Corporation Tax Act 2009) of that company.

“Treaty Lender” means, in respect of a UK Borrower, a Lender which:

(i)                                     is treated as resident of a Treaty State for the purposes of a double taxation agreement with the United Kingdom;

(ii)                                  does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)                               meets all other conditions in the relevant double taxation agreement for full exemption from tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that the following are satisfied:

(A)                              any condition which relates (expressly or by implication) to there being a special relationship between the UK Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Loan or the Credit Documents, or to any other matter that is outside the exclusive control of that Lender; and

(B)                                any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Lender” means a Lender which is:

(i)                                     within the charge to United Kingdom corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 879 of the United Kingdom Income Tax Act 2007 at the time the Loan was made;

(ii)                                  a company resident in the United Kingdom for United Kingdom tax purposes; or

(iii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and is required to bring into account interest paid to it under this Agreement in computing its chargeable profits (for the purposes of section 19 of the United Kingdom Corporation Tax Act 2009).

(x)                                   Survival.  Each party’s obligations under this Section 2.18 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

(y)                                 Issuing Bank.  For purposes of Section 2.18(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.19.                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made as follows: (i) for payments made to the Administrative Agent, at its offices at 270 Park Avenue, New York, New York; (ii) for payments to be made directly to the Issuing Bank, Alternate Currency Fronting Lender or Swingline Lender as expressly provided herein; and (iii) payments made pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto, provided however, that payments made by a French Borrower in accordance with (ii) and (iii) in this Section 2.19(a) shall not be made in a non-cooperative State or Territory (Etat ou Territoire Non Coopératif), within the meaning of Article 238 OA of the French Code général des impôts.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of (i) any obligations due and payable to such Lender hereunder or under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations due and payable to such Lender at such time to (B) the aggregate amount of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (ii) any obligations owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in LC Disbursements, Alternate Currency Loans and Swingline Loans of other Lenders, as applicable, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Alternate Currency Loans and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20.                 Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.16, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The applicable Credit Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.16, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender becomes a Defaulting Lender, then the applicable Credit Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Credit Party shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Credit Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Credit Party to require such assignment and delegation cease to apply.

(c)                                  If, in connection with any proposed amendment, modification or waiver pursuant to Section 9.02 (a “Proposed Change”) requiring the consent of all or all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at its sole cost and expense, the Administrative Agent, or a Person or Persons reasonably acceptable to the

Administrative Agent, shall have the right with the Administrative Agent’s consent (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest, fees and other amounts with respect thereto through the date of the sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption (with the Borrower or the assignee paying any applicable assignment fee).  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.17 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

SECTION 2.21.                 Subsidiary Borrowers.

(a)                                  The Borrower may, at any time or from time to time, designate one or more Wholly-Owned Foreign Subsidiaries of the Borrower as a “Subsidiary Borrower” hereunder by furnishing to the Administrative Agent and the Lenders at least five Business Days before such designation is to take effect a Designation Letter in duplicate, duly completed and executed by the Borrower and such Wholly-Owned Foreign Subsidiary, together with (i) the items described in paragraphs (c) and (d) of Section 4.01 relating to such Subsidiary Borrower in form and substance satisfactory to the Administrative Agent, (ii) such security agreements and similar documents as the Administrative Agent shall reasonably request to accomplish the pledge by such Subsidiary Borrower of substantially all of its assets (other than Real Property) and such immaterial assets as may be agreed upon between the Administrative Agent and the Borrower) to secure the obligations of such Subsidiary Borrower hereunder and under the Designation Letter, and (iii) such other documents and information (including information relating to “know your customer” rules and regulations) as the Administrative Agent shall reasonably request.  Upon any such designation of a Wholly-Owned Foreign Subsidiary and the consent of each of the Lenders with a Revolving Commitment, which will not be unreasonably withheld, such Subsidiary shall be a Subsidiary Borrower hereunder (with the related rights and obligations) and shall be entitled to request (i) Revolving Loans, (ii) Alternate Currency Loans in one or more specified Alternate Currencies from such Alternate Currency Lenders as shall agree to make Alternate Currency Loans to such Subsidiary Borrower or (iii) a combination of the foregoing, on and subject to the terms and conditions of, and to the extent provided in, this Agreement; provided, however, that if the Borrower so indicates in the applicable Designation Letter, the Subsidiary Borrower may be entitled to request only Alternate Currency Loans, in which case such Subsidiary Borrower shall then be entitled to request only Alternate Currency Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement and the consent to such designation of only the Administrative Agent and the applicable Alternate Currency Lenders shall be required.

(b)                                 So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full, the Borrower may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a Termination Letter in duplicate, duly completed and executed by the Borrower and such Subsidiary.  Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Borrower under the Parent Guaranty with respect to any such unpaid obligations.

(c)                                  BPGR and Manitowoc Asia Holdings as the initial Subsidiary Borrowers, hereby agree to be bound by the provisions of the second sentence of the third paragraph of the attached form of Designation Letter as if the same were fully set forth herein.  The provisions of Section 2.21(a)(ii) shall not be applicable to such Subsidiary Borrowers.  It is agreed that BPGR and Manitowoc Asia Holdings shall be entitled to request Alternate Currency Loans only and shall not be entitled to receive Loans pursuant to Section 2.01(a).

SECTION 2.22.                 Additional Reserve Costs.  (a) For so long as any Lender is required to comply with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Foreign Currency Loans, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Schedule 2.22 hereto.

(b)                                 For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurocurrency Loans and Swingline Foreign Currency Loans, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c)                                  Any additional interest owed pursuant to paragraph (b) above shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.23.                 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender with a Revolving Commitment or Revolving Credit Exposure becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13;

(b)                                 the Revolving Commitments, LC Exposure, Revolving Credit Exposure, and Alternate Currency Participation Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Exposure, LC Exposure or Alternate Currency Participation Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure, LC Exposure or Alternate Currency Participation Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolver Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure, LC Exposure and Alternate Currency Participation Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding and (z) third, prepay all Alternate Currency Exposure (other than Alternate Currency Borrowings as to which such Lender is not a Participating Lender) or, if agreed by the Alternate Currency Fronting Lender, cash collateralize the Alternate Currency Participation Exposure of the Defaulting Lender on terms satisfactory to the Alternate Currency Fronting Lender;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolver Percentages; or

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and no Alternate Currency Lender shall be required to fund any Alternate Currency Borrowing as to which such Defaulting Lender would be a Participating Lender unless, in each case, such person (or in the case of an Alternative Currency Borrowing, the Alternative Currency Fronting Lender) is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit, newly made Swingline Loan or newly made Alternative Currency Borrowing shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender, the Issuing Bank or the Alternative Currency Fronting Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and no Alternate Currency Lender shall be required to fund any Alternate Currency Borrowing as to which such Lender would be a Participating Lender, unless, in each case, the Swingline Lender, the Issuing Bank, or the Alternative Currency Fronting Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender, the Issuing Bank, or the Alternative Currency Fronting Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender, the Issuing Bank and the Alternative Currency Fronting Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Alternative Currency Participation Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Revolver Percentage.  The Borrower shall make any payments under Section 2.17 to any assignor resulting from such assignments.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.                 Organization; Powers.  Except as set forth on Schedule 3.01, each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, with respect to Subsidiaries that are not Subsidiary Guarantors, where the failure to be in good standing under the laws of their respective jurisdiction of incorporation could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.                 Authorization; Enforceability.  The Transactions are within the Credit Parties’ corporate or limited liability company or other organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder or similar action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.                 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under (i) the Senior Note Documents or (ii) any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, other than (in the case of such other indentures, agreements or instruments referred to in clause (ii)) such violations or defaults which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Permitted Liens.

SECTION 3.04.                 Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by Pricewaterhouse Coopers LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)                                 Since December 31, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.                 Properties.  (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and free and clear of all Liens, other than Permitted Liens.  All Real Property having a fair market value in excess of $5,000,000 owned by the Borrower or any of the Subsidiary Guarantors as of the Restatement Date is set forth on Schedule 3.05.  Schedule 3.05 also sets forth (i) the locations of all leased Real Property of the Borrower or any Subsidiary Guarantor where equipment and/or inventory having a fair market value in excess of $500,000 in the aggregate (as determined at any time during the immediately preceding four fiscal quarters) is held as of the Restatement Date, and (ii) the locations where such equipment and/or inventory is held pursuant to bailment arrangements as of the Restatement Date.

(b)                                 Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.                 Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Credit Documents or the Transactions.

(b)                                 Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.                 Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.      Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.      Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (including the filing of extensions in respect thereof) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.      ERISA; Foreign Pension Plans.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.10, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements prior to the Restatement Date reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements prior to the Restatement Date reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(b)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  Except as set forth on Schedule 3.10, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year prior to the Restatement Date on the basis of actuarial assumptions, each of which is reasonable, did not exceed by more than $20,000,000 the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

(c)           To the Borrower’s knowledge, (i) there are no grounds to expect that the Pensions Regulator would have the power to issue a Financial Support Direction or a Contribution Notice to Enodis Limited and its Subsidiaries as a result of the consummation of the Transactions or, if the Pensions Regulator had such a power, it would not be reasonable for it to exercise such a power, in each case with respect to any of the UK defined benefit pension schemes operated by or maintained for the benefit of Enodis Limited and its Subsidiaries; and (ii) there is no requirement (and no requirement will arise) to notify, or, in consequence of (i) above, the Borrower does not consider it necessary to seek any clearance from, the Pensions Regulator as a result of the consummation of the Transactions.  Under the terms of the UK defined benefit pension schemes operated by or maintained for the benefit of Enodis Limited and its Subsidiaries, the pension trustees do not have the power to unilaterally wind up those schemes or to unilaterally increase the contributions required to be made by Enodis Limited and its Subsidiaries.

SECTION 3.11.      Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.      The Security Documents.  (a)  The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the US Security Agreement Collateral and UK Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, will have, upon its taking all actions required of it under the UCC, a fully perfected security interest in all right, title and interest in all of the US Security Agreement Collateral described therein (to the extent that such security interest can be perfected by filing a UCC financing statement or, to the extent required by the US Security Agreement, by taking possession of (or taking certain other actions with respect to) the respective US Security Agreement Collateral), subject to no other Liens other than Permitted Liens.  In addition, the recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the US Security Agreement, in each case in the United States Patent and Trademark Office, together with UCC filings made pursuant to the US Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the US Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the US Security Agreement with the United States Copyright Office, together with UCC filings made pursuant to the US Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the US Security Agreement.

(b)           The security interests created in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Creditors, under the US Pledge Agreement constitute perfected security interests in the US Pledge Agreement Collateral described in the US Pledge Agreement, subject to no security interests of any other Person.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the US Pledge Agreement Collateral under the US Pledge Agreement other than with respect to that portion of the US Pledge Agreement Collateral constituting a “general intangible” under the UCC.

SECTION 3.13.      Subsidiaries.  (a)  As of the Restatement Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13.  Schedule 3.13 correctly sets forth, as of the Restatement Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.  Each Subsidiary which was, as of the Restatement Date, a Material Subsidiary is identified as such on Schedule 3.13.

(b)           To the actual knowledge of a Senior Officer of the Borrower, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding imposed by any Governmental Authority in or of the jurisdiction in which a Subsidiary Borrower is organized and existing (or otherwise resident for tax purposes) either (i) on or by virtue of the execution or delivery of the applicable Credit Documents or (ii) on any payment to be made by such Subsidiary Borrower pursuant to any Loan made to such Subsidiary Borrower, except as has been disclosed in writing to the Administrative Agent.

SECTION 3.14.      Indebtedness.  Schedule 6.01 sets forth a true and complete list of all Indebtedness (including Guarantees (other than Guarantees otherwise permitted under Section 6.01)) of the Borrower and its Subsidiaries which is to remain outstanding after giving effect to the Transactions (excluding the Loans and the Letters of Credit), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

SECTION 3.15.      Insurance.  Schedule 3.15 sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Restatement Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 3.16.      Regulation U.  Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.  Neither the making of any Loan or issuance of any Letters of Credit hereunder nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

SECTION 3.17.      Solvency.  On the Restatement Date, after giving effect to the consummation of the transactions contemplated hereby and by the Transaction Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated hereby and by the Transaction Documents, and on the Term A-2 Funding Date, after giving effect to the consummation of the transactions contemplated hereby and by the Transaction Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated hereby and by the Transaction Documents, (a) on a going concern basis the fair market value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts or other liabilities become absolute and matured in the ordinary course, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course, and (d) the Borrower and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Restatement Date or the Term A-2 Funding Date.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

ARTICLE IV

Conditions

SECTION 4.01.      Restatement Date.  This Agreement shall become effective upon, and only upon, the satisfaction of each of the following conditions precedent and the obligations of the Lenders to make Loans (other than Term A-2 Loans, which shall be subject to Section 4.02) and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each Credit Party and each financial institution identified on Schedule 2.01 either (i) a counterpart hereof (and, as applicable, of a Omnibus Amendment and Reaffirmation of Guaranty and Security Documents in the form of Exhibit E hereto (the “Reaffirmation Agreement”)) signed on behalf of such Credit Party or financial institution or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement or such Reaffirmation Agreement) that such party has signed a counterpart of such document.

(b)           The Administrative Agent shall have received documents and certificates relating to the authorization of this Agreement and the transactions contemplated hereby by the Borrowers and each Subsidiary Guarantor in form and substance satisfactory to the Administrative Agent.

(c)           The Administrative Agent shall have received an executed legal opinion (addressed to the Administrative Agent and the Lenders) from (i) Foley & Lardner LLP, U.S. counsel for the Credit Parties, and (ii) Delphine Guinand, French counsel for Manitowoc EMEA Holding SARL and Manitowoc Holding Asia SAS, in each case in form and substance satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(d)           The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of each Borrower and each Subsidiary

Guarantor and the authorization of the Transactions in form and substance satisfactory to the Administrative Agent and its counsel.

(e)           The Borrower shall have caused to be delivered to the Administrative Agent insurance certificates or binders naming the Collateral Agent, on behalf of the Secured Creditors, as loss payee for any property insurance policies and additional insured for any general, excess or umbrella, automobile, marine or other similar liability policies, in form and substance acceptable to the Administrative Agent.

(f)            The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance as of such date with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.03.

(g)           The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Restatement Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)           All principal, interest, fees and other amounts owing under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full (other than the deemed re-issuance of the Existing Letters of Credit hereunder).

(i)            All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and their Subsidiaries shall have been obtained and be in full force and effect.

(j)            The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrowers for the two most recent fiscal years ended prior to the Restatement Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Borrowers for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this subsection (j) as to which such financial statements are available.

(k)           The Administrative Agent, in its capacity as Collateral Agent, shall have confirmed that it continues to have Liens creating a first priority security interest in the Collateral, subject to Permitted Liens.

(l)            The Lenders shall have received satisfactory financial projections of the Borrowers for fiscal years 2011 through 2015.

(m)          The “Required Lenders” (as defined in the Existing Credit Agreement) shall have entered into or consented to this Agreement.

(n)           The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Lenders may reasonably request.

The first date upon which all of the foregoing conditions shall have been satisfied is referred to as the “Restatement Date”.  The Administrative Agent shall notify the Borrower and the Lenders promptly of the occurrence of the Restatement Date and such notice shall be conclusive and binding on all parties hereto.  In the event the Restatement Date has not occurred on or before June 30, 2011, this Agreement shall not become operative and shall be of no force or effect (in which case the Existing Credit Agreement shall remain in full force and effect).

SECTION 4.02.      Term A-2 Funding Date.  The obligations of the Lenders to make Term A-2 Loans hereunder shall not become effective until the date that is one Business Day immediately following the Restatement Date (the “Term A-2 Funding Date”) on which the conditions set forth in Section 4.01 have been satisfied and, in addition, each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent shall have received an executed legal opinion (addressed to the Administrative Agent and the Lenders) from Foley & Lardner LLP, U.S. counsel for the Credit Parties, in form and substance satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(b)           The Administrative Agent shall have received a certificate, dated the Term A-2 Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance as of such date with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.03.

(c)           The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable with respect to the Term A-2 Loans on or prior to the Restatement Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d)           The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Lenders may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders promptly of the Term A-2 Funding Date, and such notice shall be conclusive and binding.  In the event the Term A-2 Funding Date has not occurred on or before the Business Day immediately following the Restatement Date, this Term A-2 Commitments shall terminate and be of no force or effect.

SECTION 4.03.      Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing (other than representations and warranties that relate solely to an earlier date) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           The requested extension of credit is permitted by the Senior Note Documents.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

From the Restatement Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.      Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (x)(1) of the amount of “Permitted Indebtedness” (as described in part (2) of the definition thereof in the Original Senior Note Indenture) then outstanding and then permitted to be incurred by the terms of the Original Senior Note Indenture, (2) of the amount of “Permitted Indebtedness” (as described in part (2) of the definition thereof in the Additional Senior Note Indenture) then outstanding and then permitted to be incurred by the terms of the Additional Senior Note Indenture, (3) of the amount of “Permitted Indebtedness” (as described in part (2) of the definition thereof in the Second Additional Senior Note Indenture) then outstanding and then permitted to be incurred by the terms of the Second Additional Senior Note Indenture and (4) to the extent applicable, of the amount of “Permitted Indebtedness” (as defined in the applicable Senior Note Document) then outstanding and then permitted to be incurred under this Agreement pursuant to the terms of any other Senior Note Document and (y) demonstrating compliance with Sections 6.07, 6.15, 6.16, 6.20 and 6.21,  (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) if the assets, liabilities or results of operations of any FIN 46 Subsidiary are reflected in such financial statements, attaching such additional information, all certified by a Financial Officer of the Borrower and in form and detail satisfactory to the Administrative Agent, as may be necessary to permit computation of all amounts relevant to the determination of the Borrower’s compliance with this Agreement (taking into account the fact that FIN 46 Subsidiaries and their respective assets, liabilities and results of operations are excluded from all computations made on a consolidated basis for the Borrower and its Subsidiaries hereunder);

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic reports (including reports on Form 8-K), proxy statements and other financial materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(g)           no later than 60 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets) for the Borrower and its Subsidiaries on a consolidated basis prepared by the Borrower for each of the four fiscal quarters of such fiscal year prepared in detail, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based;

(h)           promptly after the delivery thereof, copies of all financial information, proxy materials and reports which the Borrower or any of its Subsidiaries shall deliver to holders (or any trustee, agent or representative therefor) of any of its other Material Indebtedness in each case pursuant to the terms of the documentation governing such Material Indebtedness; and

(i)            upon the request of the Administrative Agent or the Required Lenders, within 30 days after the end of each fiscal month of the Borrower (other than a fiscal month ending as of the end of a fiscal quarter of the Borrower), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other material required to be delivered pursuant to this Section 5.01 shall be deemed to have been furnished to the Lenders on the date that an electronic copy of such financial statement or other material is provided to the Administrative Agent or is available to the Lenders on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Borrower will furnish paper copies of such financial statements and other materials to any Lender that requests, by notice to the Borrower, that the Borrower do so, until the Borrower receives notice from such Lender to cease delivering such paper copies.

SECTION 5.02.      Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly upon an officer of the Borrower obtaining knowledge thereof:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.      Existence; Conduct of Business.  The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any sale of assets, merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.      Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.      Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (c) cause all insurance policies or certificates, as requested by the Administrative Agent, to be endorsed to the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee and/or additional insured).  If the Borrower or any of its Material Subsidiaries shall fail to maintain insurance in accordance with this Section 5.05, or if the Borrower or any of its Material Subsidiaries shall fail to so endorse and deliver all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

SECTION 5.06.      Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.      Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, and (b) all material contractual obligations, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.      Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used for general corporate purposes, including to refinance existing Indebtedness of the Borrower and its Subsidiaries and to pay related fees and expenses.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support the ordinary course of business operations of the Borrower and its Subsidiaries.

SECTION 5.09.      Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries and which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i)  After the receipt by the Administrative Agent or any Lender of any notice of material non-compliance with any Environmental Law by the Borrower or any of its Subsidiaries or with respect to any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 5.09(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to Article VII, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning such Real Property (or, in the case of clause (iii) above, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries), prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

SECTION 5.10.      Further Assurances; etc.  (a) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or use commercially reasonable efforts to deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, financing statements, transfer endorsements, certificates, reports, landlord waivers, flood zone determinations, flood insurance and related borrower notices, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require and as are generally consistent with the terms of this Agreement and the Security Documents and are necessary to effectuate the intent of said agreements.

(b)           The Borrower agrees that each action required by clause (a) of this Section 5.10 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or, if the Borrower is diligently pursuing such action, such longer period of time as the Administrative Agent may reasonably specify); provided that in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable best efforts, to obtain consents from third parties with respect to its compliance with this Section 5.10.

(c)           If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Borrower does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent (which evidence may be in the form of an opinion of counsel), with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to the US Pledge Agreement that (i) a pledge of 65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote and (ii) the entering into by such Foreign Subsidiary of a guarantee in substantially the form of the Subsidiary Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Credit Parties having an adverse financial consequence to any Credit Party in any material respect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the US Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the US Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above such Foreign Subsidiary shall promptly execute and deliver the Subsidiary Guaranty (or another guarantee in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Swap Agreement entered into with a Secured Creditor, in each case to the extent that the entering into of the US Pledge Agreement or Subsidiary Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 5.10(c) to be in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, (i) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby and (ii) no Foreign Subsidiary shall be required to guarantee the Obligations or provide collateral therefor to the extent such guarantee or collateral could reasonably be expected to result in personal liability to its directors or is otherwise prohibited by applicable law.

SECTION 5.11.      Ownership of Subsidiaries; etc.  Except as otherwise permitted by Section 6.05(c) or (m) or pursuant to a Permitted Acquisition consummated in accordance with the terms of this Agreement, the Borrower will directly or indirectly own 100% of the capital stock or other equity interests of each of its Subsidiaries (other than, in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 5.12.      Margin Regulations.  The Borrower will take all actions so that at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed $2,500,000.  So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document.  Without excusing any violation of the first sentence of this Section 5.12, if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds $2,500,000, then (a) all Margin Stock owned by the Credit Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the US Pledge Agreement and (b) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X.  If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding obligations hereunder shall be required, and subsequent makings of Loans and issuances of Letters of Credit shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

SECTION 5.13.      Additional Guarantors and Collateral.  (a)  Effective upon any Domestic Subsidiary (other than an SPC) which was not a Material Subsidiary on the Restatement Date (either because it was not a Subsidiary on the Restatement Date or because it did not on the Restatement Date meet the other criteria of a Material Subsidiary) becoming a Material Subsidiary, the Borrower shall cause such Domestic Subsidiary within ten Business Days to (i) execute and deliver to the Administrative Agent for the benefit of the Secured Creditors a joinder to the Subsidiary Guaranty and (ii) pledge to the Administrative Agent for the benefit of the Secured Creditors a first priority security interest in (A) all personal property owned by such Person pursuant to a security or pledge agreement substantially similar to the US Security Agreement or, as applicable US Pledge Agreement (or pursuant to a joinder agreement to the US Security Agreement or US Pledge Agreement in form satisfactory to the Administrative Agent) and (B) all real property (including leasehold interests) having a fair market value in excess of $5,000,000 owned by such Person pursuant to a Mortgage in form satisfactory to the Administrative Agent.  The Borrower shall promptly notify the Administrative Agent at any time at which any Domestic Subsidiary becomes a Material Subsidiary.

(b)           If at any time, the aggregate assets of all Domestic Subsidiaries of the Borrower that are not Subsidiary Guarantors which have pledged their assets to secure the Obligations (any such Subsidiary, a “Non-Subject Subsidiary”) exceed ten percent (10%) of the consolidated total assets of the Borrower and its Subsidiaries, then the Borrower shall cause one or more of such Non-Subject Subsidiaries (other than any SPC) to promptly (i) execute a Subsidiary Guaranty and (ii) pledge to the Administrative Agent for the benefit of the Secured Creditors a first priority security interest in (A) all personal property owned by such Person pursuant to a security or pledge agreement substantially similar to the US Security Agreement or, as applicable, US Pledge Agreement (or pursuant to a joinder agreement to the US Security Agreement or US Pledge Agreement in form satisfactory to the Administrative Agent) and (B) all real property (including leaseholds) having a fair market value in excess of $5,000,000 owned by such Person pursuant to a Mortgage in form satisfactory to the Administrative Agent, so that the aggregate assets of all Non-Subject Subsidiaries do not exceed ten percent (10%) of the consolidated total assets of the Borrower and its Subsidiaries.

(c)           Without limiting the provisions of Sections 5.10(c) or 5.13, the Borrower agrees that, upon the request of the Administrative Agent, it will identify to the Administrative Agent by written notice each Foreign Subsidiary that is a Material Subsidiary of the Borrower which may (i) become a guarantor of some or all of the Obligations, (ii) have 65% or more of its Equity Interests pledged to secure some or all of the Obligations or (iii) pledge its assets to secure some or all of the Obligations (each of the foregoing being “Credit Support”), in each case (A) without having an adverse tax or other financial consequence to the Borrower or any of its Subsidiaries in any material respect, (B) solely to the extent any of the foregoing actions could not reasonably be expected to result in personal liability to the directors of such Foreign Subsidiary and (C) solely to the extent any of the foregoing actions are not otherwise prohibited by applicable law (any of the actions described in (i) — (iii) above which do not have any of the consequences described in (A) — (C) above being “Permitted Credit Support”).  Such notice shall not be required to identify Foreign Subsidiaries already providing Credit Support which are not required to provide incremental Credit Support pursuant to this section.

(d)           Within 30 days after the delivery of such notice pursuant to Section 5.13(c) (or such longer period to which the Administrative Agent may agree) the Borrower will cause the applicable Foreign Subsidiary (or the Subsidiary which is the holder of Equity Interests therein, as applicable) to provide the applicable Permitted Credit Support pursuant to such documentation (including certificates and opinions of counsel) as the Administrative Agent may reasonably request (which documentation shall provide equal and ratable credit support for Swap Agreements and Banking Product Agreements (as defined in the US Security Agreement) to the same extent as provided in the US Security Agreement).  Notwithstanding the foregoing, (i) no Lien shall be taken pursuant to this Section 5.13(d) in any assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby or in real estate.

SECTION 5.14.      Rate Hedging Obligations.  Within ninety (90) days after the Restatement Date, the Borrower will enter into, or have in place, Swap Agreements with one or more financial institutions acceptable to the Administrative Agent in its reasonable discretion, providing for a fixed rate of interest on a notional amount such that the aggregate amount of the

Indebtedness for borrowed money of the Borrower and its Domestic Subsidiaries subject to such Swap Agreements plus the aggregate amount of Indebtedness of the Borrower and its Domestic Subsidiaries otherwise accruing interest at a fixed rate is not less than 50% of the Borrower’s and its Domestic Subsidiaries’ total Indebtedness for borrowed money.

SECTION 5.15.      Rated Credit Facilities.  The Borrower will use commercially reasonable efforts to cause the credit facilities made available under the Agreement to be continuously rated by S&P and Moody’s.

SECTION 5.16.      Pensions.  The Borrower shall immediately notify the Administrative Agent (a) upon having knowledge thereof of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to Enodis Limited or any of its Subsidiaries and (b) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

ARTICLE VI

Negative Covenants

From the Restatement Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.      Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created under the Credit Documents and, only until such time as the initial extension of credit is made under this Agreement, Indebtedness created under the “Credit Documents” (as defined in the Existing Credit Agreement);

(b)           Indebtedness existing on the Restatement Date and set forth in Schedule 6.01, and any subsequently incurred Indebtedness under lines of credit to any Foreign Subsidiaries which were in effect on the Restatement Date, as reduced by any permanent repayments of principal thereof, and extensions, renewals and replacements of any such Indebtedness to the extent that such extensions, renewals and replacements do not increase the principal amount or facility amount, as applicable, outstanding at the time of any such extension, renewal or replacement);

(c)           intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Sections 6.05(i) and (j) and Indebtedness of Foreign Credit Parties in respect of intercompany notes payable described in subsection (y) of Section 6.04;

(d)           Indebtedness of the Borrower or any of its Subsidiaries under Swap Agreements entered into in the ordinary course of business with respect to other Indebtedness permitted under this Section 6.01, with respect to commodity hedging arrangements or with respect to currency hedging arrangements so long as, in each case, the entering into of such Swap Agreements are bona fide hedging activities and are not for speculative purposes;

(e)           Indebtedness of the Borrower and its Subsidiaries evidenced by Capital Lease Obligations and purchase money Indebtedness described in Section 6.02(j);

(f)            Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capital Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii) and (iii) the aggregate principal amount of all Indebtedness permitted by this clause (f) to be outstanding at any time shall not exceed $50,000,000;

(g)           Indebtedness in respect of bid, payments, performance, advance payment or surety bonds entered into in the ordinary course of business and consistent with past practices;

(h)           to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition;

(i)            Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes; provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries (excluding Indebtedness existing on the Restatement Date and set forth on Schedule 6.01, subsequently incurred Indebtedness under lines of credit to any Foreign Subsidiaries which were in effect on the Restatement Date, and refinancings thereof by the applicable Subsidiary or another Subsidiary in the same country to the extent that such refinancings do not increase the amount of the applicable Indebtedness nor provide security not applicable to such scheduled or subsequently incurred Indebtedness, except to the extent secured and/or guaranteed by the Security Documents and/or the other applicable Credit Documents) shall not exceed $60,000,000;

(j)            Receivables Indebtedness; provided that the Borrower shall at no time permit the aggregate outstanding amount of Receivables Indebtedness to exceed $200,000,000;

(k)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(l)            Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets permitted by this Agreement so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person (other than the Borrower or a Subsidiary to the extent permitted by Section 6.01(n));

(m)          unsecured guarantees by the Borrower and its Subsidiaries in respect of Customer Financing;

(n)           Indebtedness consisting of guarantees (v) by the Borrower of the pension obligations of Enodis Limited, (w) by the Domestic Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (x) by the Foreign Credit Parties of each other’s and each Domestic Credit Party’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (y) by External Subsidiaries of each other’s and each Credit Party’s Indebtedness and lease and other contractual obligations permitted under this Agreement or (z) by any Credit Party of any Indebtedness and lease and other contractual obligations permitted under this Agreement of any External Subsidiary (or by any Domestic Credit Party of any Indebtedness and lease and other contractual obligations permitted under this Agreement of any Foreign Credit Party) so long as the amount of such Guarantee under this clause (z), when aggregated with (1) the aggregate outstanding principal amount of Intercompany Loans which are restricted in amount by the proviso to Section 6.05(i) and (2) the aggregate amount of contributions, capitalizations and debt forgiveness which are restricted in amount by the proviso to Section 6.05(j) and which have theretofore been made and not repaid do not at any time exceed the Dollar Equivalent of $100,000,000;

(o)           Indebtedness of a Chinese finance Subsidiary, provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed the Dollar Equivalent of $35,000,000;

(p)           additional unsecured Indebtedness incurred by the Borrower and the Subsidiary Guarantors (other than Indebtedness of the type described in Section 6.01(n)(z)); provided that (i) no Default exists at the time of its incurrence or would result therefrom and (ii) such Indebtedness shall have a Weighted Average Life to Maturity which is at least six months after the latest scheduled Loan maturity date under this Agreement and shall be on terms not materially more onerous to the Borrower than the terms of the Second Additional Senior Note Documents;

(q)           so long as no Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower for the purpose of (i) refinancing any portion of the Obligations or (ii) refinancing other senior Indebtedness provided, however, that such refinancing Indebtedness pursuant to this clause (ii) has a Weighted Average Life to Maturity at the time such refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced, is in a principal amount not in excess of the principal amount of Indebtedness being refinanced and is on terms not materially more onerous to the Borrower than the terms of the Indebtedness being refinanced; and

(r)            Indebtedness incurred in consummating the Permitted Transactions.

SECTION 6.02.      Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 6.02 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(b)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)           Liens (other than Liens imposed under ERISA) (i) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and (ii) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business and statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business;

(d)           easements, rights-of-way, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(e)           Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash (including, for this purpose, the amount of all letters of credit) and the fair market value of all other property pledged or deposited to obtain a subsisting stay of execution pending such appeal does not exceed $10,000,000 at any time outstanding;

provided that Liens described in clauses (a) through (e) of this Section 6.02 shall not include Liens securing Indebtedness;

(f)            Liens in existence on the Restatement Date which are listed, and the property subject thereto described, in Schedule 6.02, plus renewals, replacements and extensions of such Liens to the extent set forth in Schedule 6.02; provided that (i) such Liens secure no more than the aggregate principal amount of Indebtedness, if any, secured by such Liens on the Restatement Date and (ii) such Liens do not encumber any additional assets or properties of the Borrower or any of its Subsidiaries other than those encumbered on the Restatement Date;

(g)           Liens created pursuant to the Security Documents;

(h)           licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(i)            Liens on assets of the Borrower or any of its Subsidiaries subject to Capital Lease Obligations to the extent such Capital Lease Obligations are permitted by Section 6.01(e); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capital Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capital Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (other than proceeds of the asset giving rise to such Capital Lease Obligation);

(j)            Liens on fixed or capital assets acquired after the Restatement Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and created at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 6.01(e) and (ii) in all events, any Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary (other than proceeds of such equipment or machinery);

(k)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(l)            statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(m)          Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.01(f), (ii) such Liens are not created in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries and (iii) such Liens secure no more than the aggregate principal amount of the Indebtedness, if any, secured by such Liens on the date of the Permitted Acquisition;

(n)           Liens on assets of Foreign Subsidiaries that are not Credit Parties and that secure Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 6.01;

(o)           Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)           Liens granted by Subsidiaries of the Borrower that are not Credit Parties in favor of the Borrower or any Subsidiary Guarantor;

(q)           Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights transferred to an SPC);

(r)            customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(s)           rights of customers (or institutions providing financing to such customers) with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

(t)            Liens arising out of the rights of buyers of accounts under Factoring Agreements in the ordinary course of business;

(u)           Liens created by the transfer of title to work in progress to customers in return for progress payments; and

(v)           other Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries that do not encumber any Collateral (other than on a junior and subordinated basis) and do not secure outstanding obligations in the aggregate in excess of $25,000,000 at any time outstanding for all such Liens.

SECTION 6.03.      Merger, Purchase or Sale of Assets, Change in Business.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (whether now owned or hereafter acquired), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)            capital expenditures by the Borrower or any of its Subsidiaries shall be permitted;

(ii)           each of the Borrower and its Subsidiaries may make sales and/or rentals of inventory in the ordinary course of business;

(iii)          each of the Borrower and its Subsidiaries may sell or otherwise transfer obsolete, uneconomic or worn-out equipment, materials or other assets in the ordinary course of business;

(iv)          Investments may be made to the extent permitted by Section 6.05;

(v)           the Borrower and its Subsidiaries may sell assets (other than the capital stock or other equity interests of any Wholly-Owned Subsidiary unless all of the capital stock or other equity interests are sold in accordance with this clause (v)) so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (C) the total consideration received by the Borrower or such Subsidiary is at least 60% cash and is paid at the time of the closing of such sale and (D) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (v) shall not exceed $150,000,000 in any fiscal year of the Borrower;

(vi)          each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capital Lease Obligation except to the extent permitted by Section 6.01(e));

(vii)         each of the Borrowers and its Subsidiaries may sell or discount accounts receivable arising in the ordinary course of business in Specified Transactions so long as (A) such sales or discounts occur only in connection with the collection of such accounts receivable and (B) after giving effect to any such sale or discount, the aggregate recourse exposure of the Borrower and its Subsidiaries with respect to all Specified Transactions does not exceed $50,000,000;

(viii)        each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(ix)           the Borrower may transfer assets to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (or which substantially contemporaneously with such transfer becomes a Subsidiary Guarantor) and any Subsidiary of the Borrower may transfer assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (or which substantially contemporaneously with such transfer becomes a Subsidiary Guarantor), in each case so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(x)            any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower so long as (I) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (II) in all other cases, a Wholly-Owned Domestic Subsidiary is the surviving corporation of any such merger, dissolution or liquidation, (III) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (IV) the Borrower has complied with Section 5.13, if applicable;

(xi)           any Foreign Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Subsidiary of the Borrower so long as (I) the Wholly-Owned Subsidiary of the Borrower is the survivor of such merger, dissolution or liquidation and, if either party is a Subsidiary Borrower, a Subsidiary Borrower is the survivor of such merger dissolution or liquidation, (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the equity interests of such Foreign Subsidiary or Wholly-Owned Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (III) any guaranty made in favor of the Administrative Agent for the benefit of the Secured Creditors by such Foreign Subsidiary or Wholly-Owned Subsidiary shall remain in full force and effect;

(xii)          Permitted Acquisitions may be made to the extent permitted by Section 6.05(m);

(xiii)         subject to Section 6.16, Subsidiaries of the Borrower may repurchase equipment as may be required in accordance with the terms of the Buy-Back Arrangements relating to such equipment;

(xiv)        subject to Section 6.01(j) and so long as no Default or Event of Default then exists or would result therefrom, each of the Borrower and its Subsidiaries may from time to time (I) sell accounts receivable (and rights ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization or Factoring Agreement and (II) repurchase accounts receivable theretofore sold pursuant to a Permitted Securitization or Factoring Agreement in the ordinary course of business;

(xv)         the Borrower may enter into one or more Sale-Leaseback Transactions;

(xvi)        Restricted Payments may be made as, and to the extent, permitted by Section 6.04; and

(xvii)       the Borrower may transfer assets to any Wholly-Owned Subsidiary of the Borrower, and any Wholly-Owned Subsidiary of the Borrower may transfer assets to the Borrower or to any other Wholly-Owned Subsidiary, in connection with the Permitted Transactions.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.      Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Borrower and its Subsidiaries and (d) so long as no Default has occurred and is continuing or would result therefrom, then (i) at any time when the Consolidated Total Leverage Ratio is less than 3.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments without limitation, (ii) at any time when the Consolidated Total Leverage Ratio is less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $40,000,000, (iii) at any time when the Consolidated Total Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $30,000,000 and (iv) at any time when the Consolidated Total Leverage Ratio is greater than or equal to 5.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $20,000,000; provided that in the case of Section (d)(i), (d)(ii), (d)(iii) or (d)(iv), the Borrower shall have delivered to the Administrative Agent and each Lender a certificate satisfactory in form and substance to the Administrative Agent and executed by its chief financial officer or treasurer evidencing compliance with the requirements of such Section and in no event shall the Borrower make a Restricted Payment in violation of the terms of any Material Indebtedness.  Notwithstanding clause (b) of this Section 6.04, other than in connection with the Permitted Transactions, a Foreign Credit Party may not pay any dividend to an External Subsidiary unless (x) such dividend is substantially contemporaneously therewith directly or indirectly remitted as a dividend or distribution to a Domestic Credit Party, (y) such dividend is in the form of an intercompany note payable of such Foreign Credit Party which is subordinated on terms satisfactory to the Administrative Agent to the obligations of such Foreign Credit Party under the Credit Documents (a “Dividend Note”) or (z) at the time such dividend is paid no Default has occurred and is continuing and, after giving effect to such dividend, the “Outflow Amount” (as defined below) does not exceed $50,000,000.  For purposes hereof, “Outflow Amount” means an amount equal to (1) the aggregate amount of (A) all dividends paid by Foreign Credit Parties to External Subsidiaries after May 13, 2011 other than as permitted by subsection (x) or (y) of the preceding sentence plus (B) all amounts (including principal, interest and other amounts) paid by Foreign Credit Parties to non-Credit Parties after May 13, 2011 in respect of Dividend Notes (other than such amounts substantially contemporaneously therewith directly or indirectly remitted as a dividend or distribution to a Domestic Credit Party) minus (2) the amount of all cash capital contributions received by such paying Foreign Credit Parties from External Subsidiaries after May 13, 2011.  Payments (including principal, interest and other amounts) on account of Dividend Notes shall only be made if a dividend in the amount of such payment could then be made pursuant to subsection (z) of the second sentence of this Section 6.04; provided that the foregoing restriction shall not apply to such payments to the extent they are either made to a Credit Party or are substantially contemporaneously therewith directly or indirectly remitted as a dividend or a distribution to a Domestic Credit Party.

SECTION 6.05.      Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase or acquire (including pursuant to any merger with any Person not a Wholly-Owned Subsidiary prior to such merger) any stock, obligations or securities (including any option, warrant or other right to acquire any of the foregoing) of, or any other interest in, or make any capital contribution to, any Person, or lend money or make advances to any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)           the Borrower and its Domestic Subsidiaries may acquire and hold cash and Cash Equivalents and Foreign Subsidiaries of the Borrower may acquire and hold cash, Cash Equivalents and Foreign Cash Equivalents;

(b)           the Borrower and its Subsidiaries may hold the Investments held by them on the Restatement Date and described on Schedule 6.05, provided that any additional Investments made with respect thereto shall be permitted only if independently permitted under the other provisions of this Section 6.05;

(c)           the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)           the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(e)           the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(f)            the Borrower and its Subsidiaries may enter into Swap Agreements to the extent permitted by Section 6.01(d);

(g)           the Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 6.03(a)(iii) and (v);

(h)           the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them (i) if created or acquired in the ordinary course of business of the Borrower or such Subsidiary or (ii) as contemplated by Section 6.03(a)(xiv)(II);

(i)            the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (I) at no time shall the sum of (A) the aggregate outstanding principal amount of all Intercompany Loans (excluding Intercompany Loans outstanding on the Restatement Date and set forth on Schedule 1.02 and Intercompany Loans permitted by 6.05(n)) made pursuant to this clause (i) by Credit Parties to External Subsidiaries or by Domestic Credit Parties to Foreign Credit Parties, plus (B) the aggregate amount of contributions, capitalizations and forgiveness (excluding any contributions, capitalizations and forgivenesses permitted by Section 6.05(n)) theretofore made by Credit Parties to (or in respect of) External Subsidiaries and by Domestic Credit Parties to (or in respect of) Foreign Credit Parties, in each case pursuant to Section 6.05(j) (net of cash equity returns), plus (C) the outstanding amount of Guarantees issued pursuant to Section 6.01(n)(z) exceed the Dollar Equivalent of $100,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans), (II) no Intercompany Loans may be made by a Credit Party to an External Subsidiary or by a Domestic Credit Party to a Foreign Credit Party at a time that an Event of Default exists and is continuing, (III) any such Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent to the extent required pursuant to the US Pledge Agreement, and (IV) each Intercompany Loan made to any Credit Party by an External Subsidiary shall include (or, if not evidenced by an Intercompany Note, the books and records of the respective parties shall note that such Intercompany Loan shall be subject to) the subordination provisions attached as Annex A to the form of Intercompany Note;

(j)            the Borrower and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary or a Wholly-Owned Domestic Subsidiary and outstanding under clause (i) of this Section 6.05; provided that (I) at no time shall the sum of (A) the aggregate amount of such contributions, capitalizations and forgiveness (excluding any contributions, capitalizations and forgivenesses permitted by Section 6.05(n)) made by Credit Parties to External Subsidiaries or by Domestic Credit Parties to Foreign Credit Parties (net of cash equity returns), plus (B) the aggregate outstanding principal amount of Intercompany Loans (excluding Intercompany Loans outstanding on the Restatement Date and set forth on Schedule 1.02 and Intercompany Loans permitted by 6.05(n)) made by Credit Parties to External Subsidiaries and by Domestic Credit Parties to Foreign Credit Parties, in each case pursuant to Section 6.05(i) (determined without regard to any write-downs or write-offs thereof), plus (C) the outstanding amount of Guarantees issued pursuant to Section 6.01(n)(z), exceed the Dollar Equivalent of $100,000,000, (II) Credit Parties may only make capital contributions to, and capitalize or forgive any Indebtedness owed to them by, a Wholly-Owned Foreign Subsidiary pursuant to this clause (j) to the extent (A) required to comply with any thin capitalization rules applicable to such Wholly-Owned Foreign Subsidiary or (B) that the making of Intercompany Loans to such Wholly-Owned Foreign Subsidiary would have adverse tax consequences to the Credit Party making the same, and (III) no such contributions, capitalizations or forgivenesses may be made by a Credit Party to a External Subsidiary or by a Domestic Credit Party to a Foreign Credit Party at any time that an Event of Default exists and is continuing;

(k)           the Borrower and its Subsidiaries may make transfers of assets among the Borrower and its Subsidiaries as permitted by Sections 6.03(a)(ix), (x), (xi) and (xvii);

(l)            so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (a) through (k) above or clause (m) below of this Section 6.05 in an aggregate amount not to exceed $75,000,000 (taking the fair market value (as determined in good faith by the Borrower) of property other than cash) at any time outstanding (determined without regard to any write-downs or write-offs thereof);

(m)          subject to the provisions of this Section 6.05(m) and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) at any time when the Consolidated Senior Secured Leverage Ratio is greater than or equal to 3.25 to 1.00 (both immediately before and immediately after giving effect to such investment) the aggregate amount of cash consideration for any investment made pursuant to this Section 6.05(m), when added to the aggregate amount of such cash consideration for all other investments made pursuant to this Section 6.05(m) in the same calendar year as the calendar year in which such investment occurs shall not exceed $150,000,000 of cash consideration, (iii) if the proposed Permitted Acquisition is for aggregate consideration of $75,000,000 or more, the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of such proposed Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by its chief financial officer or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iv) both before and after giving effect to the Permitted Acquisition, the Borrower is in compliance with Section 6.01(p); (v) at the time of any such Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall have been pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the US Pledge Agreement and such Person, if a Domestic Subsidiary which is a Material Subsidiary, shall have executed and delivered to the Administrative Agent a joinder to the Subsidiary Guaranty; and (vi) giving effect to such Permitted Acquisition, (A) at all times that the Consolidated Senior Secured Leverage Ratio is greater than 3.00 to 1.00, the Consolidated Senior Secured Leverage Ratio on a Pro Forma Basis is no greater than the Consolidated Senior Secured Leverage Ratio as calculated immediately prior to giving effect to such Permitted Acquisition (B) the Borrower is in compliance with Sections 6.07 and 6.21, on a Pro Forma Basis; and

(n)           the Borrower and its Subsidiaries may consummate the Permitted Transactions (subject, in the case of Intercompany Loans with respect to the Permitted Transactions, to the requirements of clause (II) of Section 6.05(i)).

SECTION 6.06.      Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a)           Restricted Payments may be made to the extent permitted by Section 6.04;

(b)           loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 6.01, 6.03 and 6.05;

(c)           customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(d)           the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(e)           Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to (i) the Borrower or any Subsidiary Guarantor or (ii) any other Subsidiary so long as such fees are no greater than would result from an arm’s-length transaction; and

(f)            the Borrower and its Wholly-Owned Subsidiaries may otherwise engage in transactions exclusively between or among themselves so long as such transactions are otherwise permitted under this Agreement.

SECTION 6.07.      Minimum Consolidated Interest Coverage Ratio.  The Borrower will not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of the Borrower set forth below to be less than or equal to the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2011	1.50:1.00
September 30, 2011	1.575:1.00
December 31, 2011	1.625:1.00
March 31, 2012	1.750:1.00

Fiscal Quarter Ending	Ratio

June 30, 2012	1.875:1.00
September 30, 2012	2.00:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.25:1.00

June 30, 2013	2.25:1.00
September 30, 2013	2.50:1.00
December 31, 2013,	2.50:1.00
March 31, 2014	2.75:1.00

June 30, 2014	2.75:1.00
September 30, 2014	2.75:1.00
December 31, 2014,	3.00:1.00
and thereafter

SECTION 6.08.      [Reserved].

SECTION 6.09.      Limitations on Payments and Prepayments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(a)           make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), (i) any Indebtedness (other than the Obligations) unless no Default has occurred and is continuing or (ii) any Indebtedness which is subordinated to any of the Obligations (other than Intercompany Loans);

(b)           make (or give any notice in respect of) any payment or prepayment on or redemption or acquisition for value of, or any payment, prepayment or redemption as a result of any asset sale, change of control or similar event of (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Indebtedness (other than (x) the Obligations and (y) Indebtedness of Foreign Subsidiaries) using the proceeds of Revolving Loans unless immediately prior to and after giving effect thereto, (i) the Consolidated Senior Secured Leverage Ratio is no greater than 0.25 to 1.00 less than the then current maximum Consolidated Senior Secured Leverage Ratio permitted pursuant to Section 6.21, and (ii) the Borrower’s Liquidity is at least $150,000,000;

(c)           amend or modify, or permit the amendment or modification of, (i) any provision of any Senior Note Document or (ii) any documents pursuant to which Indebtedness subordinated to any of the Obligations was incurred or by which it is governed; or

(d)           amend, modify or change any Factoring Agreement, any Permitted Securitization documentation, any Tax Sharing Agreement or its certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any shareholders’ agreement), or enter into any new Factoring Agreement, Permitted Securitization documentation, Tax Sharing Agreement or agreement with respect to its capital stock or other equity interests, unless such new agreement or amendment, modification, change or other action contemplated by this clause (c) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

SECTION 6.10.      Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the other Credit Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Restatement Date identified on Schedule 6.10 (but shall apply to any extension, renewal, amendment or modification which expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to any restrictions or conditions contained in any Senior Note Documents issued subsequent to the Restatement Date; provided that any Senior Note Documents issued subsequent to the Restatement Date pursuant to Section 6.01(q)(i) shall be on terms not materially more onerous to the Borrower than the terms of the Second Additional Senior Note Documents, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.      End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) each of its fiscal years to end on December 31 of each year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31, respectively, of each year.

SECTION 6.12.      Limitation on Issuance of Capital Stock.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than Qualified Preferred Stock of the Borrower or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)           The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

SECTION 6.13.      Limitation on Creation of Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to (A) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries so long as (i) the equity interests of each such new Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the US Pledge Agreement, (ii) if required by Section 5.13, each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 5.10, each such new Wholly-Owned Foreign Subsidiary) executes a counterpart of the Subsidiary Guaranty, the US Pledge Agreement and the US Security Agreement, and (iii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 5.10, each such new Wholly-Owned Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 5.10 and (B) establish, create and acquire non-Wholly-Owned Subsidiaries in each case to the extent permitted by Section 6.05(l) and the definition of Permitted Acquisition so long as the equity interest of each such non-Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the US Pledge Agreement.  In addition, each such new Wholly-Owned Subsidiary which is required to become a Credit Party shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Article IV as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Restatement Date.

SECTION 6.14.      Rental Fleet.  The Borrower will not permit the aggregate net book value of all crane products of the Borrower and its Subsidiaries that are part of their Rental Fleet to exceed $100,000,000 at any time.

SECTION 6.15.      Sale-Leaseback Restriction.  The Borrower will not permit the Sale-Leaseback Differential as of the end of any fiscal quarter of the Borrower to exceed an amount equal to 7.5% of Consolidated EBITDA for the four fiscal quarter period then ended.

SECTION 6.16.      Buy-Back Limitation.  The Borrower will not permit the Dollar Equivalent amount of the Buy-Back Obligations at any time to exceed an amount equal to 12.5% of Consolidated Tangible Net Assets, determined as of the most recent fiscal quarter end of the Borrower.

SECTION 6.17.      Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed or floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.18.              BPGR.  The Borrower shall not permit BPGR to engage in any activities other than those not materially different from those engaged in on the Restatement Date and acting as a holding company for shares of Manitowoc Cranes, Inc. and other Subsidiaries of the Borrower and, in any event, shall not permit BPGR to incur Indebtedness other than Indebtedness under the Credit Documents and other Indebtedness subordinated on terms satisfactory to the Administrative Agent to the obligations of BPGR under the Credit Documents.

SECTION 6.19.      Manitowoc Asia Holdings.  The Borrower shall not permit Manitowoc Asia Holdings to engage in any activities other than those not materially different from those engaged in on the Restatement Date, consisting exclusively of acting as a holding company for the equity of Manitowoc Crane Group Asia Pte Ltd. and other Subsidiaries of the Borrower and, in any event, shall not permit Manitowoc Asia Holdings to incur Indebtedness other than Indebtedness under the Credit Documents and other Indebtedness subordinated on terms satisfactory to the Administrative Agent to the obligations of Manitowoc Asia Holdings under the Credit Documents.

SECTION 6.20.      Maximum Capital Expenditures.  At all times that the Consolidated Senior Secured Leverage Ratio is greater than or equal to 2.50 to 1.00, the Borrower will not, and will not permit any of its Subsidiaries to, make Capital Expenditures except as follows: (i) at any time when the Consolidated Senior Secured Leverage Ratio is greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00 (both immediately before and immediately after giving effect to such Capital Expenditure) the aggregate amount of Capital Expenditures made pursuant to this Section 6.20, when added to the aggregate amount of all other Capital Expenditures made pursuant to this Section 6.20 in the same fiscal year as the fiscal year in which such Capital Expenditure occurs shall not exceed $175,000,000 and (ii) at any time when the Consolidated Senior Secured Leverage Ratio is greater than or equal to 3.00 to 1.00 (both immediately before and immediately after giving effect to such Capital Expenditure) the aggregate amount of Capital Expenditures made pursuant to this Section 6.20, when added to the aggregate amount of all other Capital Expenditures made pursuant to this Section 6.20 in the same fiscal year as the fiscal year in which such Capital Expenditure occurs shall not exceed $150,000,000 (such amount permitted for any fiscal year pursuant to clauses (i) and (ii), the “Capex Limit” for such fiscal year); provided further, that the Capex Limit for each fiscal year referenced above (commencing with the 2012 fiscal year) will be increased, if at all, by the positive amount equal to 50% of the amount (if any), equal to the difference obtained by taking the Capex Limit in effect for the immediately preceding fiscal year (before giving effect to any increase pursuant to this provision) minus the actual amount of any Capital Expenditures expended during such preceding fiscal year.

SECTION 6.21.      Maximum Consolidated Senior Secured Leverage Ratio.  The Borrower will cause the Consolidated Senior Secured Leverage Ratio at all times during the fiscal quarters of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	3.875:1.00
March 31, 2012	3.75:1.00

June 30, 2012	3.50:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.50:1.00
March 31, 2013	3.50:1.00

June 30, 2013	3.25:1.00
September 30, 2013	3.25:1.00
December 31, 2013,	3.25:1.00
March 31, 2014	3.25:1.00

June 30, 2014	3.25:1.00
September 30, 2014	3.25:1.00
December 31, 2014,	3.00:1.00
and thereafter

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Borrowers or any Material Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Borrowers or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any of the Borrowers or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Borrowers or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any of the Borrowers or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any of the Borrowers, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any of the Borrowers or any Material Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(m)          a Change in Control shall occur;

(n)           (i) any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall deny or disaffirm such Credit Party’s obligations under any Security Document or the Liens granted thereunder, or (ii) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

(o)           except as otherwise provided in Section 6.03(a)(x) or (xi), (i) the Subsidiary Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty or (ii) any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty; or

(p)           (i) the Parent Guaranty or any provision thereof shall cease to be in full force or effect or the Borrower or any Person acting for or on behalf of the Borrower shall deny or disaffirm the Borrower’s obligations under the Parent Guaranty or (ii) the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Parent Guaranty;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the

Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.      The Administrative Agent.

(a)           Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)           The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(h)           The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies.  The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.  All provisions of this Article VIII relating to the Administrative Agent shall be equally applicable to the Collateral Agent mutatis mutandis.

Without limiting the foregoing, if any Collateral or any Subsidiary is sold in a transaction permitted hereunder (excluding sales to the Borrower or a Subsidiary thereof other than sales comprising part of a Permitted Securitization made to a Subsidiary which is an SPC), (a) such Collateral and the assets of such Subsidiary shall be sold free and clear of the Liens created by the Security Documents and (b) in the case of such a sale of a Subsidiary Guarantor, such Subsidiary Guarantor and its subsidiaries shall be released from the Subsidiary Guaranty and, in each case, the Administrative Agent, the Collateral Agent and the UK Security Trustee shall be authorized to take any actions deemed appropriate in order to effect the foregoing.  Each of the Administrative Agent, the Collateral Agent and the UK Security Trustee shall also be authorized, on behalf of the Lenders, to (i) enter into such amendments of the Security Documents and to enter into such agreements (including intercreditor agreements but excluding any releases of Collateral not otherwise authorized hereby) as, in either case, it deems necessary or appropriate in connection with a Permitted Securitization and (ii) execute releases of Collateral being transferred from the Borrower or a Subsidiary to the Borrower or a Subsidiary in a transaction permitted hereby and in connection with which such Collateral is substantially contemporaneously repledged (with the same priority as the released pledge or security interest) to the Administrative Agent, the Collateral Agent  or  the UK Security Trustee, as applicable, for the benefit of the Secured Creditors.  Additionally, in connection with the granting of Liens of the type described in clauses (i), (j), (m) or (s) of Section 6.02 by the Borrower or any of its Subsidiaries, each of the Administrative Agent, the Collateral Agent and the UK Security Trustee is authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, the execution of appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens.

(i)            The Administrative Agent shall, where a Lender has made a confirmation in accordance with Section 2.18(s) by providing notification to the Administrative Agent, use commercially reasonable efforts to send to the Borrowers a copy of such notification in sufficient time to enable the Borrowers to comply with their obligations under Sections 2.18(r) and (t).

SECTION 8.02.      Administrative Agent as UK Security Trustee.

(a)           In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as the UK Security Trustee to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created.  Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Administrative Agent in its capacity as UK Security Trustee to the extent that the obligations relate to the UK Security Agreement or the security thereby created.  Additionally, in its capacity as UK Security Trustee, the Administrative Agent (or any Person acting in such capacity) shall have all the rights, remedies, and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VIII and, subject always to the provisions of the UK Security Agreement, (i) all the powers of an absolute owner of the security constituted by the US Pledge Agreement governed by English law and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Credit Documents.

(b)           Each Lender and the Administrative Agent hereby appoint the UK Security Trustee to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for the Administrative Agent and Lenders on the trusts and other terms contained in the UK Security Agreements and the Administrative Agent and each Lender hereby irrevocably authorize the UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to the UK Security Trustee by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c)           Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the UK Security Trustee.

(d)           The Lenders agree that at any time that the UK Security Trustee shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in its capacity as the UK Security Trustee in this Agreement.

(e)           Nothing in this Section 8.02 shall require the UK Security Trustee to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

SECTION 8.03.      Administrative Agent as French Collateral Agent.

(a)           In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent (or any other Person acting in such capacity) in its capacity as the French Collateral Agent to the extent that the rights, deliveries, indemnities or other obligations relate to the French Pledge Agreements or the security thereby created.  Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Administrative Agent in its capacity as French Collateral Agent to the extent that the obligations relate to the French Pledge Agreements or the security thereby created.  Additionally, in its capacity as French Collateral Agent, the Administrative Agent (or any Person acting in such capacity) shall have all the rights, remedies, and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VIII.

(b)           The French Collateral Agent is hereby appointed by (i) each Lender with a Term A Commitment, (ii) each Lender with a Term B Commitment, (iii) each Lender with a Revolving Commitment and (iv) the Administrative Agent, to act on their behalf as security agent (agent de sûretés) to constitute, register, manage and execute the security interests contemplated by the French Pledge Agreements in order to fully secure and guarantee their respective rights in the Obligations, and in that capacity to accomplish all actions and formalities eventually necessary under article 2328-1 of the French Code civil.

(c)           In addition to its appointment as security agent (agent de sûretés) according to Section 8.03(b) above, the French Collateral Agent is hereby specifically appointed by (i) each Lender with a Term A Commitment, (ii) each Lender with a Term B Commitment, (iii) each Lender with a Revolving Commitment and (iv) the Administrative Agent, to act as their special attorney (mandataire spécial) to proceed with any and all necessary actions to protect and preserve their rights in any French bankruptcy proceedings (procédures collectives) governed by Book 6 of the French Code de commerce (titled “Des Difficultés des Entreprises”) involving a French Borrower, including without limitation to register any and all necessary declarations of claims (déclaration de créance).

(d)           Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the French Collateral Agent.

(e)           The Lenders agree that at any time that the French Collateral Agent shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in its capacity as the French Collateral Agent in this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower or any Subsidiary Borrower, to it at The Manitowoc Company, Inc., 2400 South 44th Street, Manitowoc, Wisconsin 54221, Attention of Carl Laurino, Chief Financial Officer and Dean Nolden, Vice President of Finance and Assistant Treasurer,  (Telecopy No. (920) 652-9775), with a copy to Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attn: Emory Ireland (Telecopy No. 414-297-4900);

(ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan Operations, 10 South Dearborn, Floor 07, Chicago, Illinois  60603-2003, Attention of Nida Mischke (Telecopy No. 888-292-9533; email: jpm.agency.servicing.4@jpmchase.com), and, in the case of any Loan denominated in a Foreign Currency, to the J.P. Morgan Europe Limited, 125 Loan Wall, London, EC2Y 5AJ, Attn: Loans Agency (Telecopy No. 44 207 777 2360);

(iii)          if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Letter of Credit Group, 10 South Dearborn, Floor 07, Chicago, IL  60603-2003, Attention of Stacy Slaton (Telecopy No. 312-732-2729);

(iv)          if to the Swingline Lender, c/o the Administrative Agent at the address set forth in clause (ii) above; and

(v)           if to the Alternate Currency Fronting Lender, c/o the Administrative Agent at the address set forth in clause (ii) above; and

(vi)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.      Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment or extend the stated expiration date of any Letter of Credit beyond the Revolving Maturity Date (except as expressly permitted by Section 2.06(c)), without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or change Section 2.09(c) in a manner which would alter the pro-rata sharing of Commitment reductions without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Collateral, release the Borrower from the Parent Guaranty or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, except in connection with the sale of a Subsidiary Guarantor permitted under this Agreement, without the written consent of each Lender, (vii) except as permitted by the terms hereof on the date hereof, change the currency of any Loan or the currency in which any Commitment is required to be funded without the written consent of each Lender affected thereby or (viii) alter the amount or the application of any prepayment required by Section 2.12 without the consent of Lenders holding at least 50.1% of the Term Loans and/or Term Commitments, as applicable, affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank, the Alternate Currency Fronting Lender, the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, the Alternate Currency Fronting Lender, the Swingline Lender, as the case may be.  Notwithstanding the foregoing, only the vote of the Required Lenders shall be required to approve any non-pro rata payments pursuant to an amendment extending the Revolving Maturity Date, the Term A Maturity Date, and/or the Term B Maturity Date of certain consenting Lenders (but not all Lenders with Revolving Commitments, all Lenders holding Term A Loans and/or all Lenders holding Term B Loans, as applicable) to the extent such non-pro rata payments are in connection with the extension or conversion with no actual repayment (or deemed extension or conversion with no actual repayment) of the Obligations owing to extending Lenders to the extent such non-pro rata payments are applied only to the non-extended Obligations.

SECTION 9.03.      Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the

Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Alternate Currency Fronting Lender or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Alternate Currency Fronting Lender or the Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Term Loans and unused Term Commitments (or, if such Term Commitments have terminated, aggregate outstanding Term Loans) and Revolving Commitments (or, if such Revolving Commitments have terminated, aggregate Revolving Credit Exposure)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank, the Alternate Currency Fronting Lender or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04.      Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including J. P. Morgan Europe Limited and any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including J. P. Morgan Europe Limited and any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(D)          JPMorgan, in its capacity as the Alternate Currency Fronting Lender; provided that no consent of the Alternate Currency Fronting Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; and provided further that assignments of Alternate Currency Loans to the Alternate Currency Fronting Lender as described in clause (ii) of Section 2.04(m) or by the Alternate Currency Fronting Lender to a Lender which becomes an Alternate Currency Lender shall not be required to be made as a proportionate part of the assigning Lender’s Commitment;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, except that no fee shall be required in the event of an assignment by a Lender to an Affiliate of such Lender; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank, the Alternate Currency Fronting Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive; provided, however, that such participation shall be entitled to receive a greater payment than its participating Lender would have been entitled to receive to the extent such entitlement to receive such greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the Borrower was provided with notice of the participation and consented thereto, such consent not to be unreasonably withheld.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.      Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or any Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  The Borrower agrees to comply with its obligations under such letter agreements.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.      Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the Borrowers against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 9.09.      Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law (without regard to conflict of law provisions) of the State of New York.

(b)           Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

(c)           Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01; provided that service of process may not be made by telecopy.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Restatement Date, such information is or was clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE

PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.      USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15.      Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section

9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16.      Syndication Agent and Documentation Agents.  Any syndication agent or documentation agents appointed with respect to this Agreement shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Credit Document.  No syndication agent or documentation agent shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any syndication agent or documentation agent in deciding to enter into this Agreement or any other Credit Document or in taking or not taking any action hereunder.

SECTION 9.17.      Amendment and Restatement.

(a)           On the Restatement Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby.  The parties hereto acknowledge and agree that (a) this Agreement, any promissory notes delivered pursuant to Section 2.10 and the other Credit Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b)           Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent, the Collateral Agent or any Lender or its successors arising out of the representations and warranties of the Borrower contained in or delivered  in connection with the Existing Credit Agreement shall survive the execution, delivery and effectiveness of this Agreement.

(c)           All indemnification obligations of the Borrower arising under the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive this amendment and restatement of the Existing Credit Agreement.

(d)           The Administrative Agent, at the direction of the Lenders hereunder (which constitute “Required Lenders” under the Existing Credit Agreement), hereby waives the requirement pursuant to Section 2.09 of the Existing Credit Agreement that the Borrowers deliver prior notice of their election to terminate or reduce the “Commitments” under the Existing Credit Agreement.  The execution of this Agreement by any Lender that is also a “Lender” under the Existing Credit Agreement shall constitute such Person’s consent to the amendments to the Existing Credit Agreement contained herein.

(e)           By its execution hereof, each Lender hereby (i) consents to the amendments to the Security Documents implemented by the Reaffirmation Agreement, and (ii) authorizes and directs the Administrative Agent, the Collateral Agent and the UK Security Trustee (as applicable) to enter into such amendments.

ARTICLE X

Collection Action Mechanism

SECTION 10.01.    Implementation of CAM.  (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated in accordance with Article VII, (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Tranche (as defined below) in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 9.04 and each of the Borrowers hereby consents and agrees to the CAM Exchange.  Each of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any of the Borrowers to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  For purposes hereof, “Tranche” means a category of Commitments and extensions of credits thereunder.  For purposes of such definition, each of the following comprises a separate Tranche: (i) the Letters of Credit issued for the account of, and the Swingline Loans, Alternate Currency Loans and Revolving Loans made to, the Borrower, (ii) the Letters of Credit issued for the account of, and the Revolving Loans and Alternate Currency Loans made to, each Subsidiary Borrower, (iii) the Term A Loan and (iv) the Term B Loan.

(b)           As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Designated Obligations shall (notwithstanding any provision therein to the contrary) be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by Section 10.01(c)).

(c)           In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Applicable Borrower, then (i) each Lender which, immediately prior to the CAM Exchange Date, had a Revolving Commitment or Revolving Credit Exposure (a “Revolving Lender”) shall, in accordance with Section 2.06(d), promptly purchase from the applicable Issuing Bank a participation in such L/C

Disbursement in the amount of such Revolving Lender’s Applicable Revolver Percentage (determined without giving effect to the CAM Exchange) of such L/C Disbursement, (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such disbursement and the making of such L/C Disbursement and the purchase of participations therein by the applicable Revolving Lenders and the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches (and the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount in accordance with the first sentence of Section 10.01(a)), and (iii) in the event distributions shall have been made in accordance with Section 10.01(b), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each such disbursement and L/C Disbursement been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE MANITOWOC COMPANY, INC.

By	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	Senior Vice President, General Counsel & Secretary

MANITOWOC EMEA HOLDING SARL

By	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	Manager

MANITOWOC HOLDING ASIA SAS

By	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	General Manager

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ Michael B. Kelly
Name:	Michael B Kelly
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By	/s/ Brian Lukehart
Name:	Brian Lukehart
Title:	Vice President

[Signature Page to Credit Agreement]

CIC LYONNAISE DE BANQUE

By	/s/ Guirec PENHOAT
Name:	Guirec PENHOAT
Title:	Directeur

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY

By	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature Page to Credit Agreement]

Associated Bank, N.A.

By	/s/ Daniel Holzhauer
Name:	Daniel Holzhauer
Title:	Vice President — Senior Lender

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A.

By:	/s/ Mark Holm
Name:	Mark Holm
Title:	Managing Director

[Signature Page to Credit Agreement]

Credit Suisse AG, Cayman Islands Branch

By:	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By:	/s/ Claudia Siffert
Name:	Claudia Siffert
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Christine Howatt
Name:	Christine Howatt
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

M&I Marshall & Ilsley Bank

By	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Vice President

By	/s/ James R. Miller
Name:	James R. Miller
Title:	Senior Vice President

[Signature Page to Credit Agreement]

SunTrust Bank

By	/s/ Tesha Winslow
Name:	Tesha Winslow
Title:	Vice President

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE

By	/s/ Ambrish Thanawaia
Name:	Ambrish Thanawaia
Title:	Managing Director

[Signature Page to Credit Agreement]

Natixis

By	/s/ Pieter van Tulder
Name:	Pieter van Tulder
Title:	Managing Director

By	/s/ Nicolas Regent
Name:	Nicolas Regent
Title:	Director

[Signature Page to Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ L. Peter Yetman
Name:	L. Peter Yetman
Title:	Director

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc

By	/s/ Sherrese Clarke
Name:	Sherrese Clarke
Title:	Vice President

[Signature Page to Credit Agreement]

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERALAND” NEW YORK BRANCH

By	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Managing Director

By	/s/ Peter Glawe
Name:	Peter Glawe
Title:	Executive Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK

By	/s/ Gary Losey *
Name:	Gary Losey
Title:	VP — Corporate Banking

*	For Garland Robeson of Fifth Third Bank

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

[Signature Page to Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC.

By	/s/ Stephanie Marinello
Name:	Stephanie Marinello
Title:	Senior Vice President

By	/s/ Paul Ramseur
Name:	Paul Ramseur
Title:	Vice President/Head of Risk Mgt.

[Signature Page to Credit Agreement]